Exhibit 1

Consolidated Judicial Reorganization Plan of

Oi S.A. – under Judicial Reorganization

TELEMAR NORTE LESTE S.A. – under Judicial Reorganization

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION

COPART 4 PARTICIPAÇÕES S.A. – UNDER JUDICIAL REORGANIZATION

COPART 5 PARTICIPAÇÕES S.A. – UNDER JUDICIAL REORGANIZATION

PORTUGAL TELECOM INTERNATIONAL FINANCE BV – UNDER JUDICIAL REORGANIZATION

OI BRASIL HOLDINGS COÖPERATIEF UA – UNDER JUDICIAL REORGANIZATION

October 11, 2017

OI S.A. – Under Judicial Reorganization (“OI”), a publicly held corporation, registered with the CNPJ/MF under No. 76.535.764/0001-43, with a registered office and a principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070; TELEMAR NORTE LESTE S.A. – Under Judicial Reorganization (“TELEMAR”), a closely held corporation, registered with the CNPJ/MF under No. 33.000.118/0001-79, with a registered office and a principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070; OI MÓVEL S.A. – Under Judicial Reorganization (“OI MÓVEL”), a closely held corporation, registered with the CNPJ/MF under No. 05.423.963/0001-11, with a registered office and a principal place of business at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), CEP 70.713-900; COPART 4 PARTICIPAÇÕES S.A. – Under Judicial Reorganization (“COPART 4”), a closely held corporation, registered with the CNPJ/MF under No. 12.253.691/0001-14, with a registered office and a principal place of business at Rua General Polidoro, 99, 4º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004; COPART 5 PARTICIPAÇÕES S.A. – Under Judicial Reorganization (“COPART 5”), a closely held corporation, registered with the CNPJ/MF under No. 12.278.083/0001-64, with a registered office and a principal place of business at Rua General Polidoro, 99, 5º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004; PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – Under Judicial Reorganization (“PTIF”), a private legal entity organized and existing under the Laws of the Netherlands, with a registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in this city of Rio de Janeiro; and OI BRASIL HOLDINGS COÖPERATIEF U.A. – Under Judicial Reorganization (“OI COOP”), a private legal entity organized and existing under the Laws of the Netherlands, registered with the CNPJ/MF under No. 16.770.090/0001-30, with a registered office in Amsterdam, Schiphol Boulevard 231,B tower, 5th floor, 1118 BH Schiphol, and principal place of business in this city of Rio de Janeiro (OI, TELEMAR, OI MÓVEL, COPART 4, COPART 5, PTIF, and OI COOP are hereinafter collectively referred to as “Oi Group” or “Debtors”), present, in the records of Judicial reorganization proceeding No. 0203711-65.2016.8.19.0001, pending at the 7th Commercial Court of the District of the Capital-RJ (“Judicial Reorganization”), in compliance with the provisions of art. 53 of Law 11.101/2005 (“LFR”), the present joint judicial reorganization plan (“Plan” or “PRJ”), in accordance with the following terms and conditions:

1.                  Definitions and Interpretation Rules

1.1.            Definitions.  The terms and expressions printed in uppercase in this Plan will have the meanings attributed to them in Exhibit 1.1.

1.2.            Interpretation Rules.

1.2.1.      The Plan must be read and interpreted in accordance with the rules provided for in this Section 1.2 and its exhibits.

1.2.2.      Whenever required by the context, the definitions contained in this Plan will apply both in the singular and in the plural forms, and the masculine gender will include the feminine gender and vice-versa.

1.2.3.      The headers and titles of the clauses in this Plan should only serve as reference information and will not limit or affect the meaning of the clauses, paragraphs, or items to which they apply.

1.2.4.      Unless otherwise expressly provided for in this Plan, the exhibits and documents referred to in this Plan form an integral part or the Plan for all legal purposes and its content is binding. References to any documents or other instruments include all their amendments, replacements, and consolidations, as well as the respective complementation, unless otherwise expressly provided for in this Plan.

1.2.5.      Unless otherwise expressly provided for in this Plan, references to chapters, clauses, items, or exhibits will apply to chapters, clauses, items, and exhibits to this Plan.

1.2.6.      Under the terms of the applicable legislation, unless otherwise expressly provided for in this Plan, all references to the Debtors must be interpreted so as to include the legal entities to succeed them in their obligations, by reason of the corporate reorganization provided for in this Plan.

1.2.7.      The use of the terms “included” and “including”, among other similar terms in this Plan, followed by any statement, notice, or general subject cannot be interpreted so as to limit this statement, notice, or general subject to the items or specific subjects immediately included after the referred word — as well as similar items or subjects —, and must, on the contrary, be considered as a reference to all other items or subjects that could reasonable be included in the widest possible scope of such statement, notice, or subject, and these terms will always be interpreted as though they were accompanied with the term “for example purposes”.

1.2.8.      References to legal provisions and Laws must be interpreted as references to such legal provisions and Laws as they were in effect on the date of this Plan or on the date specifically determined by the context.

1.2.9.      All terms provided for in this Plan will be counted as provided for in art. 132 of the Civil Code, excluding the start date and including the expiration date, and, if the final term falls on a day rather than a Business Day, it will be automatically extended to the immediately subsequent Business Day.

1.2.10.  Unless otherwise expressly provided for in this Plan: (a) in case of conflict between the clauses in this Plan, the clause that contains specific provisions will prevail over that which contains generic provisions; (b) in case of conflict between the provisions of the exhibits and/or documents referred to in this Plan and the provisions of this Plan, the Plan will prevail; and (c) in case of conflict between the provisions of this Plan and the obligations provided for in any agreements signed by the Debtors and/or their Affiliates prior to the Request Date, the Plan will prevail.

2.             Miscellaneous

2.1.            Oi Group and its Operations. Oi Group started its operations with the provision of fixed telephony services, but, throughout the years, by keeping up with the technological cycles and the market demand, it expanded its operation also to mobile telephony, Internet, and pay television areas, among others.

Currently, the Debtors provide telecommunication services in an integrated manner and under the same brand – “Oi” –, offering a variety of converging products, for both fixed and mobile telephony. Today, Oi Group is the largest fixed telephony service provider in Brazil (and one of the largest in Latin America), with 13.4 million lines in operation, which represents a market share of 34.1% of the total market of the country, servicing homes, companies, and telephony for public use. In addition, it is one of the largest conglomerates in the segment of mobile telephony, with a market share of 17.4% in this sector.

Oi Group’s operations also cover fixed and mobile broadband services, Wi-Fi, TV, and public telephony, considering that its supply of converging and integrated services has shown to be successful and necessary, as it helps increase user loyalty.

Oi Group also provides data communication and telephony services on an exclusive basis to 100% of the army sites located in Brazil’s dry border, in addition to operating Comandante Ferraz station’s telecommunications system, in the Antarctic, in partnership with the Ministry of Navy.

The social relevance of Oi Group is reflected in the expressive figures associated with tax revenue and the generation of employment; between 2013 and 2016 alone, Oi Group paid approximately BRL 34 billion to the public treasure in taxes, and currently relies on more than 131.3 thousand direct and indirect job slots in Brazil. Also, Oi Group (i) is engaging in social projects and initiatives, such as “Oi Futuro”, a social responsibility institute created in 2001 that includes projects in the segments of education, sustainability, sports, and culture, as well as (ii) participates in the conduction of public policies, such as the National Broadband Plan and Broadband in Schools.

In addition, Oi Group enables the electronic counting of votes in local and state elections occurred in the country, and thus makes possible the integration between the information obtained from 2,113 electoral districts and 12,244 electoral sections of the Regional Electoral Courts, which enables the transmission of this information to the Superior Electoral Court.

Oi Group’s operations are concentrated in Regions I, II, and III of the General Plan of Concessions (described in the initial petition of the Judicial Reorganization), and all telecommunication services provided depend on the prior concession of ANATEL, whether by means of grants, authorizations, licenses, or registrations.

In brief, Oi Group is one of the largest corporate conglomerates in the country, and is present in all 5,570 Brazilian cities, servicing more than 63 million clients. Within this context, the importance of Oi Group is unquestionable, not only to the Brazilian telecommunications system, but also and especially to the nationwide population, and therefore its uplift and recovery are crucial.

2.2.            Oi Group’s Structure. The corporate structure of Oi Group is represented in the organizational chart below:

As highlighted in the initial petition of the Judicial Reorganization, the activities of Oi Group are developed in a coordinated manner and under the corporate, operational, financial, administrative, and managerial single control of OI, which acts as a holding entity (in addition to being the holder of the concession of the “Commuted Fixed Telephone Service” – STFC [Serviço Telefônico Fixo Comutado] in Region II) of the group and whose shares are listed in the B3 and in the NYSE (in the latter case, with negotiation in the ADR format).

OI MÓVEL and COPART 4 are subsidiaries wholly owned by TELEMAR, which in turn is a subsidiary wholly owned by the controller OI, as well as PTIF, OI COOP, AND COPART 5.

Fixed telephony operations are performed by TELEMAR, the concessionaire of the public service in point, while the provision of the cable TV services is the responsibility of OI MÓVEL, which is also the holder of the authorization to operate mobile telephony services.

PTIF, OI COOP, COPART 4, and COPART 5 are Oi Group’s investment companies. The first two entities, existing and organized under the Laws of the Netherlands, are mere financial vehicles of Oi Group, organized to obtain funds in the international market, which are intended, through loans, for the funding of activities in Oi Group’s operating companies in Brazil, considering that this structure is regularly used by several Brazilian conglomerates. Whereas the latter two are the owners of some of the main properties leased for Oi Group in the State of Rio de Janeiro.

2.3.            Reasons for the Crisis. The current financial situation of Oi Group is a result of several factors. The retention of a large amount of funds in court deposits arising from discussions within the regulatory, labor, tax, and civil scope, with immediate impact on the liquidity of Oi Group, as well as with the imposition of high administrative fines, particularly by ANATEL, has contributed to the worsening of Oi Group’s financial situation.

The change in the standards of consumption of telecommunication services, due to the technological evolution, worsened this scenario of financial difficulties even more. With the mass supply of mobile telephony, cable TV and Internet services, the attractiveness of fixed telephony services was reduced, which resulted in a decrease in the base of subscribers of Oi Group in this segment.

Notwithstanding the foregoing, the level of the objectives and goals associated with the obligations of universalization of fixed telephony services (consolidated in the General Plan of Universalization Goals, as provided for in the General Telecommunications Law) has remained stable since 1998, the year on which the concession agreements in effect were signed. Therefore, within the context of the referred obligations of universalization, Oi Group finds itself forced to make heavy investments in certain regions and remote locations, with low demographic density and a low-income population, obtaining, as a compensation, a small financial return as compared with the regulatory requirement of these investments.

Numbers regarding public telephones (popularly known as “orelhões”, “big ears”, in English) are an example of this lack of proportion between the obligations imposed to the Debtors within the scope of the universalization requirements vis-à-vis its financial compensation: currently, Oi Group operates approximately six hundred and forty-one thousand (641,000) public telephones across Brazil (with the exception of São Paulo), at an annual cost of approximately one hundred eighty million Reais (BRL 180,000,000.00), while the annual revenue generated by these public telephones is only two million seven hundred thousand Reais (BRL 2,700,000.00) in 2016 (considering that a reduction of more than 90% was verified between 2009 and 2016).

In addition, the costs to obtain funds incurred by Oi Group – taking into account the high interest rates adopted nationwide, as well as the need for and cost of foreign exchange protection for funds obtained abroad – are higher than the costs to obtain funds incurred by its direct competitors, who are international players, which also contributed to the deterioration of Oi Group’s financial situation.

On the other hand, it is notable that the Country’s economic scenario has been deteriorating over the past years, thus directly impacting the operations performed by Oi Group and negatively affecting its liquidity. Moreover, the profile of the market covered by fixed telephony concessionaires competing with the Debtors is more homogeneous and the economic power of their users is materially higher than that of those covered by Oi Group in its area of activity (larger and more heterogeneous than the area of activity of its competitors).

The combination of these factors prevented compliance with several obligations, primarily those assumed by reason of operations involving financial loans and fund raising through the issuance of bonds and debentures, which balances represent the majority of Oi Group’s current indebtedness, which gave rise to the request for Judicial Reorganization.

2.4.            Previous Measures Adopted. Since the first signs of deterioration of its financial health, Oi Group has been collaborating with external financial and legal advisors, in Brazil and abroad, to help it in the negotiation process with creditors and in the assessment of feasible alternatives for its reorganization.

Over the past quarters, Oi Group has been implementing an internal restructuring project – referred to as “Transformation Plan” – comprising more than three hundred and seventy (370) initiatives, considering that the great majority of them have already been executed or are in the process of execution, which, in general terms, intends to increase its competitiveness in the market, improve productivity, and reduce costs and expenses, increase operational efficiency, and improve the quality of the services.

As a result, we could highlight the following in this period: (i) the launchings of innovative plans, such as Oi Livre in mobile telephony and Oi Total Play in the residential segment; (ii) the significant improvement of operational indicators, such as, for instance, the thirty-three point three percent (33.3%) reduction in the average time to solve defects and the thirty-one point three percent (31.3%) reduction in the average time to install services, both during the second quarter of 2017, in relation to the second quarter of 2016; (iii) the reduction of BRL one billion and two hundred million Reais (BRL 1,200,000,000.00) in costs and expenses in the first six months of 2017 in relation to the same period in 2016 and (iv) the improvement in several quality indicators, such as the twenty-eight point six percent (28.6%) reduction in incoming complaints at ANATEL, the twenty-one point six percent (21.6%) reduction in incoming complaints at Procon, and the fifty-eight point seven percent (58.7%) reduction in the filing of complaint actions in the Special Civil Court (JEC - Juizado Especial Cível), all in the second quarter of 2017 in relation to the second quarter of 2016.

2.5.            Reasons for the Joint Plan. Oi Group consists of companies that, under Oi’s common control, have a relevant economic and operational interconnection resulting especially from the interdependence and complementariness of the activities and services they provide, in addition to the management of the companies’ funds to the benefit of the common interest.

Oi Group’s managerial, administrative, and financial decisions are made by the controlling company, OI. On the other hand, Oi Group’s internal and corporate processes and organization are also integrated and fully unified.

In addition to this single and consolidated direction of the converging and integrated activities, and to the direct operational and commercial bond, the Debtors have a strict economic and financial relationship strongly interconnected among themselves, by virtue of agreements, guarantees, and obligations that bind them and make them financially dependent on one another.

The Debtors are parties to several intercompany loan agreements executed due to the management of Oi Group’s funds for the sake of the common interest. Furthermore, there are several debt agreements executed by Oi, Telemar, and Oi Móvel with financial institutions, in addition to several guarantees granted by one of the group’s companies in favor of the other. Among the transactions that demonstrate the Debtors’ economic and financial connection, we highlight: (i) the issuance of bonds in the international market by PTIF and Oi Coop, and Oi appears as full guarantor in such transactions, as well as the issuance of bonds, by Oi, in the international market, with Telemar appearing as guarantor of some series of such bonds; and (ii) the issuance of real estate Credit Bills, by COPART 4 and COPART 5, backed by the receivables corresponding to the rent amounts of real estates leased to Oi and Telemar, with Oi appearing as debtor and Telemar as guarantor in the agreement executed by COPART 5.

Furthermore, the operation center where the remote monitoring of the entire network of Oi Group is made is located in properties owned by COPART 4 and COPART 5, and leased to Oi Group.

From a commercial and operational point of view, Oi, Telemar, and Oi Móvel share the same physical and logistic infrastructure, and use “multi-service” networks through which communications and data related to different concessions of Oi Group travel (fixed and mobile telephony, Internet, and TV signal). This business model – which consists of a consolidated practice in the telecommunications sector – enables Oi Group to offer and sell several integrated package plans that include converging services under the single “Oi” brand, which encourages the loyalty of users, reduces the rate of discontinuation of consumers with respect to each one of the services contracted, and enables competition between Oi Group and the other operators of telecommunication services. Therefore, a significant part of the operating assets is intended for the provision of varied services, which would render unfeasible an eventual separation according to the owning company.

Therefore, considering the business model adopted by Oi Group, with integration and convergence in the provision of telecommunication services, the many cross guarantees and the consolidation of the corporate, operational, financial, administrative, and managerial control at OI, the solution of the economic and financial crisis must occur in a joint and consolidated manner, under penalty of risking Oi Group’s restructuring process, which plays a crucial social role, to the evident detriment of the Creditors and other holders of interest (including those of social nature) that surround them, all interested in the resolution of the present situation (government, investors, financial institutions, employees, suppliers, consumers, etc.).

Assuming that some of the entities in Oi Group could not be the subject matter of reorganization, while others are under reorganization, implies ignoring the damaging consequence that would oppose to the remaining activity, in light of the legal and practical complexities that the lack of success of one of the companies could create, as the uplift of an entity in Oi Group depends on the reorganization of the entire group in conjunction, as provided for in this Plan and in the initial petition of the Judicial Reorganization.

2.6.            Economic, Financial, and Operational Feasibility of Oi Group. Notwithstanding the difficulties and factors that affect Oi Group, giving rise to the request for Judicial Reorganization, the current financial situation is temporary and transitory, considering that Oi Group is in a position to revert it, taking into account its economic magnitude.

The activities performed by the Debtors are profitable and feasible, and generate for Oi Group, in 2016, a gross revenue in the amount of forty-five billion Reais (BRL 45,000,000,000.00) and a net revenue of approximately twenty-six billion Reais (BRL 26,000,000,000.00). In addition, recent events reinforce the conclusion drawn with respect to the profitability of the activities of the Debtors and the feasibility of Oi Group. With the launching of the new “Oi” brand, to date, it was possible to verify (i) an increase in the sale of new “Oi Total” plans; (ii) a significant increase in the so-called RGU (revenue generating unit, equivalent to each service contracted); (iii) an increase in the operational efficiency; and (iv) a reduction in the service discontinuity rate.

Moreover, it is known that discussions between ANATEL and the Ministry of Communications are in an advanced stage with regard to changes in the regulatory environment, which can result in the transformation of the concessions into authorizations, as well as in the change in the legal system of the reversible assets, releasing the concessionaires from many of their obligations and making them more competitive in relation to their competitors operating under an authorization system. In fact, there are Legislative Bills in an advanced stage that are intended exactly to increase security in the change in the model, which will benefit all concessionaires, rather than only those linked to Oi Group. These changes will positively impact the Debtors’ situation, and therefore, they are also considered very important for the effective uplift of Oi Group, with the preservation of their corporate activities and, consequently, the maintenance of the source of production and employment, encouraging the company’s social function and stimulating economic activity, which are objectives expressly stated in the LFR and expressed in indelible clauses of the Brazilian Constitution.

The feasibility of the Plan and the measures provided for therein for the reorganization of Oi Group is attested and confirmed by the Reports, under the terms of art. 53, items II and III, of the LFR, which are included in Exhibit 2.6 of this Plan.

3.             Primary means of Reorganization

3.1.            Overview. Oi Group proposes the adoption of the measures listed below as a means to overcome its current and temporary economic and financial crisis, which are detailed in the specific sections of this Plan, under the terms of the LFR and other applicable Laws:

3.1.1.      Debt restructuring: Oi Group will restructure and equalize its liabilities associated with Pre-Petition Credits and, at the discretion of Oi Group, with Post-Petition Credits whose holders wish to be subject to the effects of this Plan, under the terms of Section 4 of this Plan. Pre-Petition Creditors will become creditors of debt instrument(s) issued by the Debtor that was its original debtor, except for: (i) Pre-Petition Credits regarding PTIF and Oi Coop, whose holders will become Oi’s creditors; (ii) Pre-Petition Creditors of COPART 4, which will be merged into Telemar, as provided for in Exhibit 6.1, and of the Pre-Petition Creditors of COPART 5, which will be merged into Oi, as provided for in Exhibit 6.1, which will become Telemar’s and Oi’s creditors, respectively; and  (iii) Pre-Petition Creditors that choose one of the payment options provided for in Sections 4.3.3.3 or 4.3.3.4, which will become Oi’s creditors.

3.1.2.      Mediation/Conciliation/Agreement: Oi Group can file Mediation/Conciliation/Agreement procedures with its Creditors contained in the Creditors’ List of the Bankruptcy Trustee during the Judicial Reorganization, under the terms of Section 4.4., as per the judicial decisions rendered on the topic.

3.1.3.      Disposal of Permanent Assets: as a manner of obtaining funds, Oi Group can dispose of the assets included in the permanent (noncurrent) assets of the Debtors listed in Exhibit 3.13, as well as other movable or immovable assets included in its permanent assets, as per Section 5.1 and art. 66 of the LFR., provided that possible requirements, authorizations or limitations that may be necessary are complied with, notably in regard to ANATEL.

3.1.4.      Capital Increases: Oi Group can prospect and adopt measures, including during the Judicial Reorganization, with the purpose of obtaining new funds under the terms of Sections 3 and 5.4, through the implementation of eventual capital increases to be approved on the terms of the respective bylaws of the companies of Oi Group, provided that it is in accordance with the provisions of this Plan and of arts. 67, 84, and 149 of the LFR, considering that, if obtained, the corresponding obligations will be of a post-petition nature, for the purposes of the provisions of the LFR.

3.1.5.      Corporate Reorganization: Oi Group can make the Corporate Reorganization, under the terms of Section 6 of this Plan, with the purpose of obtaining a more efficient structure that is appropriate to the implementation of the proposals provided for in this Plan and to the continuity of its activities, or any other corporate reorganization to be timely defined by the Debtors, provided that it does not cause a Material Adverse Effect on the companies included in Oi Group.

3.1.6.      Court Deposits: After the Judicial Ratification of the Plan, Oi Group can immediately withdraw the full amount of the Court Deposits that have not been the subject matter of payment, as provided for in this Plan.

4.             Debt Restructuring:

4.1.            Labor Credits. In accordance with Sections 4.1.2 and 4.1.3 below, Labor Credits, as per the amounts indicated in the Creditors’ List of the Bankruptcy Trustee, will be paid in national currency, after the end of the grace period of one hundred and eighty (180) days as of the Judicial Ratification of the Plan, in five (5) equal and successive monthly installments, considering that the first installment will mature on the last Business Day of the grace period abovementioned, and the other installments on the same day in the subsequent months, upon Court Deposit in the case records of the proceedings in which the Labor Creditor is a party or if the Labor Creditor is not a party of the court proceedings, observing the provisions in Section 9.4.

4.1.1.      Labor Credits not yet acknowledged on the date expected for the first payment as set forth in Section 4.1 above, will be paid as follows, after being acknowledged:

(a)   if held by Labor Creditors not in the Court Deposits Labor Creditor category, their payment will be made  with a judicial deposit, in the case records of the judicial proceeding, after the final decision rendered in court that closes the Proceeding and ratifies the amount owed without the possibility of objection by Oi Group, in accordance with Section 4.1, starting the term of one hundred and eighty (180) days of the grace period, on the date on which the referred decision is rendered in court, considering that the first installment will mature on the last Business Day of the grace period abovementioned, and the other installments on the same day in the subsequent months; or

(b)   if owned by Court Deposits Labor Creditors (or those which eventually meet this category, if any Court Deposit is made by Oi Group in the respective Proceeding dealing with the Labor Credit in point after the presentation of this Plan to the Judicial Reorganization Court, their payment will be made in accordance with Section 4.1.2 below.

4.1.2.      Court Deposits Labor Creditors. Labor Credits held by Court Deposits Labor Creditors will be paid through the withdrawal of the amount of the Court Deposit by the respective Court Deposits Labor Creditor, after the Judicial Ratification of the Plan, up to the limit of the amount of the referred Labor Credit contained in the Creditors’ List of the Bankruptcy Trustee.

4.1.2.1.     In the event that the Court Deposit referred to in Section 4.1.2 above is greater than the amount of the respective Labor Credit contained in the Creditors’ List of the Bankruptcy Trustee, the exceeding amount will be withdrawn by Oi Group.

4.1.2.2.     In the event that the Court Deposit referred to in Section 4.1.2 above is evidently less than the amount of the respective Labor Credit contained in the Creditors’ List of the Bankruptcy Trustee, the remaining balance of the respective Labor Credit will be paid with a judicial deposit, in the case records of the judicial proceeding, in national currency, after the decision rendered by the Labor Court that ratifies the amount owed and after the end of the grace period of one hundred and eighty (180) days as of the Judicial Ratification of the Plan, in five (5) equal and successive monthly installments, considering that the first installment will mature on the last Business Day of the grace period abovementioned, and the other installments will mature on the same day in the subsequent month, always with a judicial deposit, in the case records of the judicial proceedings,

4.1.2.3.     In accordance with Section 4.1.2.1 above, the amount of the Labor Credit held by the Court Deposits Labor Creditor will be paid for purposes of indemnity, comprising any and all fees of the respective Labor Attorneys or other professionals, as well as court expenses and costs incurred by the Court Deposits Labor Creditor in point.

4.1.3.      Fundação Atlântico Labor Credit. The Fundação Atlântico Labor Credit will be paid under the following conditions, in accordance with the amount contained in the Creditors’ List of the Bankruptcy Trustee:

4.1.3.1.     Grace Period: grace period of amortization of the principal of five (5) years, as of the date of the Judicial Ratification of the Plan.

4.1.3.2.     Installments: amortization of the principal in six (6) annual and successive installments, with the first installment maturing on the last Business Day of the grace period referred to in Section 4.1.3.1 above.

4.1.3.3.     Interest/inflation adjustment: INPC + five point five percent (5.5%) per year, incurred as of the Judicial Ratification of the Plan, considering that (i) the interest and inflation adjustment incurred throughout the first five (5) years as of the Judicial Ratification of the Plan will not be paid during this period, and will be capitalized to the amount of the principal on a yearly basis; and (ii) the interest incurred on the new amount of the principal will be paid annually as of the last Business Day of the month in which the term referred in item (i) above ends, in conjunction with the installments regarding the amortization of the principal.

4.2.            Secured Credits. Secured Credits will be paid as follows:

4.2.1.      Grace Period: grace period of amortization of the principal of seventy-two (72) months, from the date of the Judicial Ratification of the Plan.

4.2.2.      Principal: the amount of the principal will be paid in eighteen (18) semi-annual and successive installments, with the first installment maturing on the last Business Day of the seventy-eighth (78th) month from the Judicial Ratification of the Plan, and the others on the same day, every six (6) months, as of the first payment, as per the percentages of the amount of the principal described in the following progressive table:

Semesters	Percentage of the amount to be amortized per semester
0 to 12th	0.0%
13th to 22th	2.0%
23th to 30th	10%

4.2.3.      Interest/inflation adjustment: (a) for debts with pre-fixed rates, such debts will be grouped and the interest as of the date of Ratification of the Plan shall be due by the weighted average rate of these agreements on June 20, 2016, that is, of two point five six five percent (2.565%) and (b) for debts indexed by the Long-Term Interest Rate (TJLP), disclosed by the Central Bank, which shall be grouped and the interest as of the date of Ratification of the Plan shall be due by the TJLP added by the weighted average rate of these agreements on June 20, 2016, that is, three point nine seven three percent (3.973%), considering that:

(i)                 interest and inflation adjustment incurred throughout the first four (4) years from the Judicial Ratification of the Plan will not be paid during this period, and will be capitalized on a yearly basis to the amount of the principal, so that the balance of the principal at the end of each year is the initial balance of the period added to the interest capitalized during the period in point, as per the following formula:

final balance of the period = initial balance of the period x (1+t)DC/360,

where t represents the inflation adjustment and interest rate originally contracted and DC represents consecutive days; and

(ii)               as of the last Business Day of the fifty-fourth (54th) month from the Judicial Ratification of the Plan, the interest incurred on the new amount of the principal will be paid on a semi-annual basis, in national currency, until the full payment of the principal under the terms of this Plan.

4.2.4.      Other contractual conditions: the Debtors undertake to comply, until the full payment of the Secured Credits , and to the extent that this compliance is not contrary to the provisions of this Plan, the terms and conditions described in Exhibit 4.2.4.

4.3.            Unsecured Credits.

4.3.1.      Linear Payment Unsecured Creditors:Unless otherwise provided for in this Plan, Unsecured Creditors holding ME/EPP Credits or Class III Credits in an amount equal to or less than one thousand Reais (BRL 1,000.00) that opt for the credit payment form set forth in this Section 4.3.1will receive their respective Credits in one single installment by the twentieth (20th) Business Day as of the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable, limited to the amount of the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors. Unsecured Creditors holding ME/EPP Credits or Class III Credits in an amount superior to one thousand Reais (BRL 1,000.00) can opt,through the electronic platform made available by Oi at the electronic address www.recjud.com.br, for receipt under the terms of thisSection 4.3.1, provided that they agree to receive only the referred amount of one thousand Reais (BRL 1,000.00) as full payment of their respective Unsecured Credit, as applicable, which comprises, when applicable, any and all attorney's or other professional fees, as well as court expenses and costs incurred by the Unsecured Creditor in point. Within this context, the payment will be made by the twentieth (20th) Business Day from the choice made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, and neither the ME/EPP or Class III Creditor, nor its attorneys will be eligible to receive any amounts in addition to that indicated in this Section 4.3.1.

4.3.2.      Court Deposits Strategic Unsecured Creditors: Unless otherwise provided for in this Plan, ME/EPP Credits held by Court Deposits ME/EPP Strategic Unsecured Creditors and Class III Credits held by Court Deposits Class III Strategic Unsecured Creditors contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2, will be paid based upon withdrawal of the amount of the Court Deposit by the respective Court Deposits Strategic Unsecured Creditor, after the Judicial Ratification of the Plan, until the limit of the amount of the referred Unsecured Credit, as applicable, contained in the Creditors’ List of the Bankruptcy Trustee, and acknowledged by the Debtors, in the latter case, in accordance with the terms of Section 4.3.2.2.

4.3.2.1.     Notwithstanding the provisions of Section 4.3.2 above, the payment of Class III Credits held by Court Deposits Class III Strategic Unsecured Creditors must take into consideration the deduction of the following discount percentages of the amount of the referred Class III Credit contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2:

Credit Amount Interval	% of Deduction
Up to BRL 1,000.00	0.0%
BRL 1,000.01 to BRL 5,000.00;	15.0%
BRL 5,000.01 to BRL 10,000.00	20.0%
BRL 10,000.01 to BRL 150,000.00	30%
Above BRL 150,000.00	50%

4.3.2.2.     As applicable, Unsecured Credits not yet acknowledged on the date expected for the choice made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, and that, after being acknowledged, are held by ME/EPP or Class III Unsecured Creditors who are Court Deposit ME/EPP Strategic Unsecured Creditors or Court Deposit Class III Strategic Unsecured Creditors, as applicable (or who eventually fall into this concept, if any Court Deposit is made by Oi Group in the respective Proceeding in which the Unsecured Credit in point is discussed after the presentation of this Plan to the Judicial Reorganization Court, and the respective Unsecured Creditor accepts the conditions provided for in Sections 4.3.2 and 4.3.2.1, as applicable), will be paid in accordance with Section 4.3.2 above, and, as applicable, also in accordance with the provisions of Section 4.3.2.1 above. As per this Section 4.3.2.2, the respective Court Deposits Strategic Unsecured Creditor (i) cannot file an objection or question in any other way the amount indicated in the Creditors’ List of the Bankruptcy Trustee or in an equivalent document, or (ii) if Oi Group files an objection regarding the amount indicated in the Creditors’ List of the Bankruptcy Trustee or in an equivalent document, it must agree to the amount indicated in the respective objection filed by Oi Group.

4.3.2.3.     In the event that the Court Deposit referred to in Section 4.3.2 above is greater than the amount of the respective ME/EPP or Class III Credit (in the latter case, obtained after the deduction of the discount indicated in Section 4.3.2.1) contained in the Creditors’ List of the Bankruptcy Trustee, and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2, the exceeding amount will be withdrawn by Oi Group.

4.3.2.4.     In the event that the Court Deposit referred to in Section 4.3.2 above is demonstrably less than the amount of the respective ME/EPP or Class III Credit (in the latter case, obtained after the deduction of the discount indicated in Section 4.3.2.1) contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2, the remaining balance of the respective Court Deposits Strategic Unsecured Creditor, as applicable, will be paid in national currency, after the rendering of the decision by the relevant Court that ratifies the amount owed, in accordance with Section 4.3.3.5 below.

4.3.2.5.     For purposes of the provisions of Sections 4.3.2 and 4.3.2.3 above, within twenty (20) Business Days from the effective choice made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, the Court Deposits Strategic Unsecured Creditor in point, in conjunction with all its attorneys of record, including those eligible to costs of loss of suit, and the Debtors must present an ME/EPP or Class III Joint Petition, as applicable, directing the relevant Court (i) to issue the respective court permits for the withdrawal of the Court Deposit, as described in Sections 4.3.2 and 4.3.2.3 above, as applicable, and (ii) the dismissal, recording of the filing, and definitive shelving of the Proceeding. The Court Deposit can only be withdrawn, in any event, after the ratification by the relevant Court of the amount owed, under the terms of the ME/EPP or Class III Joint Petition, as applicable.

4.3.2.6.     In accordance with the provisions of Section 4.3.2.3 above, the amount of the ME/EPP or Class III Credit held by the Court Deposits Strategic Unsecured Creditor, as applicable, will be considered as comprising any and all attorney's or other professional fees, as well as court expenses and costs incurred by the Court Deposits Strategic Unsecured Creditor in point. Within this context, neither the respective Court Deposits Strategic Unsecured Creditor, nor its attorneys will be eligible to receive any amount in addition to that contained in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, in the latter case in accordance with the terms of Section 4.3.2.2 (and, as applicable, in accordance with the provisions of Section 4.3.2.1), for the respective ME/EPP or Class III Credit.

4.3.3.      Unless otherwise provided for in this Plan, and within the limits of Class III or ME/EPP Credits in each of the options described below, in function of the provisions of Sections 4.3.1 and 4.3.2, each ME/EPP or Class III Unsecured Creditor, holding Unsecured Credits, can choose to be paid through one of methods described below, at its discretion, without the possibility of voluntary sharing of the amount of the credit through the following methods:

4.3.3.1.     Restructuring without Conversion I. ME/EPP or Class III Unsecured Creditors, as applicable, holding Unsecured Credits, who choose the payment option set forth in Section 4.3.3.1 will have their respective Unsecured Credits restructured in the form below, on a pro rata basis and limited to the amount of the respective Unsecured Credit set forth in the Creditors’ List of the Bankruptcy Trustee, observing the limit of five hundred million United States Dollars (USD500,000,000.00):

(a)                    Discount: The restructuring of the Unsecured Credits under this Section 4.3.3.1 shall consider the deduction of a percentage of fifty percent (50%) of discount of the amount of the respective Unsecured Credit. For all purposes, the discount shall be first applied to the interest and, only subsequently, to the installment of the principal that composes the Unsecured Credits submitted to the payment option set forth in this Section 4.3.3.1.

(b)                   Grace Period: Grace period of amortization of the principal of six (6) years, as of the date of the Judicial Ratification of the Plan.

(c)                    Principal: The amount of the principal shall be amortized in twelve (12) semi-annual and successive installments, the first one maturing on the last Business Day of the seventy-eighth (78th) month as of the Judicial Ratification of the Plan and the others on the same day every six (6) months as of the first payment, according to the percentages of the amount of the principal, added by capitalized interest (according to item (c) below), described in the progressive table below:

Semesters	Percentage of the amount to be amortized per semester
0 to 12th	0%
13th to 18th	4.0%
19th to 23th	12.66%
24th	12.70%

(d)                   Interest: Interest of six percent (6%) per annum in United States Dollars on the principal amount, as of the date of the Ratification of the Plan, capitalized on a yearly basis by the principal amount and paid yearly starting on the last Business Day of the sixth (6th) year as of the date of Judicial Ratification of the Plan.

(e)                    Other contractual conditions: the other conditions applicable to the form of restructuring of the Unsecured Credits set forth in this Section 4.3.3.1 are described in Exhibit 4.3.3.1.

4.3.3.1.1.   The remaining balances of the Unsecured Credits, as the case may be, shall be paid pursuant to Section 4.3.3.5 if they were not restructured pursuant to Section 4.3.3.1 above, due to having the limit set forth in such Section 4.3.3.1 been reached.

4.3.3.2.      Restructuring without Conversion II: The ME/EPP or Class III Unsecured Creditors, as applicable, that are holders of Unsecured Credits in equal amount or higher than one million and five hundred thousand United States Dollars (USD 1,500,000.00 (or the equivalent amount in Reais or Euros) and that, alternatively to the payment option set forth in Section 4.3.3.3, choose the payment option set forth in this Section 4.3.3.2 shall have its respective Unsecured Credits restructured in accordance with this Plan, in up to six (6) months as of the date of Judicial Ratification of the Plan, in compliance with the terms set forth in Section 4.3.3.2.1 and in compliance with the limits set forth in items (a) and (b) below, for Unsecured Credits in Reais and United States Dollars, respectively:

(a)                    A part of the Unsecured Credits will be represented in Reais up to the limit of ten billion Reais (BRL 10,000,000,000.00) and paid under the terms and conditions provided for in Exhibits 4.3.3.2(a1) and 4.3.3.2(a2), as chosen by the respective Unsecured Creditor; and

(b)                   A part of the Unsecured Credits will be represented in United States Dollars, in accordance with the provisions of art. 50, paragraph 2, of the LFR, up to the limit of two billion United States Dollars (USD 2,000,000,000.00) and paid under the terms and conditions provided for in Exhibit 4.3.3.2(b).

4.3.3.2.1.   Within the restrictions of this Plan, as well as the proportional allocation of the Unsecured Credits held by ME/EPP or Class III Unsecured Creditors, as applicable, who chooses the payment option provided for in Section 4.3.3.2 with respect to all ME/EPP or Class III Credits payable within the limits set forth in items (a) and (b) of Section 4.3.3.2, as applicable, the ME/EPP or Class III Credits in point will be restructured as follows:

(a)                    Grace Period: grace period of amortization of the principal of seventy-two (72) months, from the Judicial Ratification of the Plan;

(b)                   Principal: the amount of the principal will be amortized in twenty (20) semi-annual and successive installments, with the first installment maturing on the last Business Day of the seventy-eighth (78th) month from the Judicial Ratification of the Plan, and the others on the same day, every six (6) months, as of the first payment, as per the percentages of the amount of the principal plus the capitalized interest (as per item (c) below), pursuant to the following progressive table:

Semesters	Percentage of the amount to be amortized per semester
0 to 12th	0%
13th to 24th	2.0%
25th to 30th	4.5%
31th to 32th	24.5%

(c)                    Interest: (A) ME/EPP or Class III Credits originally denominated in Reais will incur interest corresponding to the annual rate of sixty-five percent (65%) of the CDI; and (B) ME/EPP or Class III Credits originally denominated in United States Dollars, interest of one point twenty-five percent (1.25%) per year, considering the following:

(i) Ten percent (10%) of the interest incurred during the seventy-two (72) first months as of the Judicial Ratification of the Plan will be paid every six months, on the last Business Day of the interest period;

(ii) Ninety percent (90%) of the remaining interest and inflation adjustment incurred during the first seventy-two (72) months from the Judicial Ratification of the Plan, will not be paid during this period, and will be capitalized on a yearly basis to the amount of the principal, so that the balance of the amount of the principal at the end of each year is the initial balance of the period added to the interest capitalized during the period; and

(iii)as of the seventy-eighth (78th) month counted from the Judicial Ratification of the Plan, one hundred percent (100%) of the interest and inflation adjustment incurred on the new principal will be paid every semester, on the last Business Day of each interest period.

(d)                   Assignment of Rights: Unsecured ME/EPP or Class III Creditors, as applicable, which choose for the payment of their respective Unsecured Credits as provided for in this Section 4.3.3.2 may only assign or transfer to third parties, in any way, their debt instruments received as a consequence of the payment of their respective Unsecured Credits, as well as any other rights related to them, upon Oi’s previous and written consent.

(e)                    Once the limit set forth in item (a) of Section 4.3.3.2 above has been reached for ME/EPP or Class III Credits to be restructured in Reais, the remaining balances of the ME/EPP or Class III Credits held by ME/EPP or Class III Unsecured Creditors, as applicable, who have chosen this option will be automatically allocated to be paid as per Section 4.3.3.5, below

4.3.3.2.2.   Once the limit set forth in item (b) of Section 4.3.3.2 above has been reached for ME/EPP or Class III Credits, as applicable, to be restructured in United States Dollars, the remaining balances of the ME/EPP or Class III Credits held by ME/EPP or Class III Unsecured Creditors, as applicable, who have chosen this option will be automatically allocated to be paid as per Section 4.3.3.5, below:

4.3.3.3.     Restructuring with Conversion. ME/EPP or Class III Unsecured Creditors, as applicable, who hold Unsecured Credits in an amount that is equal to or that exceeds one million and five hundred thousand United States Dollars (USD 1,500,000.00) (or the equivalent figure in Reais or Euros), may choose, as an alternative to Section 4.3.3.2 above, and in accordance with the provisions of the applicable corporate legislation, as is the case with the limit of thirty-two billion, three hundred and thirty million Reais (BRL 32,330,000,000.00) in Unsecured Credits, for the payment option provided for in this Section 4.3.3.3, for the purpose of receiving, proportionally and limited to the amount of the respective Unsecured Credit in the Creditors’ List of the Bankruptcy Trustee and acknowledged by the Debtors, a package of New Notes and Convertible Debentures to be issued by Oi, in accordance with Sections 4.3.3.3.1 and 4.3.3.3.2 below, it being certain that the difference between the total amount of the Unsecured Credits submitted to the payment option set forth in this Section 4.3.3.3 and the global issuance price of New Notes and Convertible Debentures shall be the object of a waiver, under article 385 of the Civil Code. For all purposes, the waiver shall be applied first to the interest and, only subsequently, to the installment of the principal that composes the Unsecured Credits submitted to the payment option set forth in this Section 4.3.3.3 and each one million, three hundred and forty-eight thousand, eight hundred and five United States Dollars and twenty-four cents (USD 1,348,805.24) in Unsecured Credits, converted using the Conversion Exchange Rate, the Unsecured Creditor will receive:

(i)                      New Notes issued at the global issuance price of three hundred and forty-three thousand, eight hundred and seventy-seven United States Dollars and seventy-eight cents (USD 343,877.78), which comprises the face value of two hundred and fifty-one thousand United States Dollars (USD 251,000.00, and the issuance premium of ninety-two thousand, five hundred and forty-four United States Dollars and forty-four cents (USD 92,544.44, justified by the attractiveness;

(ii.a) A number of Convertible Debentures 1 at a global issuance price in Reais that is equivalent to one hundred and seventy-seven thousand, eight hundred and sixty-seven United States Dollars and eighty-two cents (USD 177,867.82) (converted by the Conversion Exchange Rate), which comprises the face value, in Reais, equivalent to one hundred and thirty thousand United States Dollars (USD 130,000.00) and a premium on the issuance, in Reais, equivalent to forty-seven thousand, eight hundred and sixty-seven United States Dollars and eighty-two cents (USD 47,867.82), justified by the attractiveness;

(ii.b) a number of Convertible Debentures 2 issued at the global issuance price in Reais, equivalent to one hundred and seventy-seven thousand, eight hundred and sixty-seven United States Dollars and eighty-two cents (USD 177,867.82) (converted by the Conversion Exchange Rate), which comprises the face value, in Reais, equivalent to one hundred and thirty thousand United States Dollars (USD 130,000.00) and a premium on the issuance, in Reais, equivalent to forty-seven thousand, eight hundred and sixty-seven United States Dollars and eighty-two cents (USD 47,867.82), justified by the attractiveness:

4.3.3.3.1.   New Notes. Regarding the regulatory restriction of foreign jurisdictions, each New Note will be issued with the minimum face value of one hundred and thirty thousand United States Dollars (USD 130,000.00) and in multiples of one thousand United States Dollars (USD 1,000.00). The amounts in credits that fall short of the referred minimum amount of one thousand United States Dollars (USD 1,000.00) will not be taken into account for the purposes of this Section 4.3.3.3.1, without fractioning or proportional receipt. For clarification purposes, presumably, if an Unsecured Creditor has a credit to receive New Notes in the amount of one hundred and thirty-two thousand and five hundred United States Dollars (USD 132,500.00), it will only receive New Notes with face value equivalent to one hundred and thirty-two thousand United States Dollars (USD 132,000.00), and for the purposes of this Section 4.3.3.3.1, the residual amount of five hundred United States Dollars (USD 500.00) will not be taken into account. The issuance of New Notes will abide by the following terms and conditions:

(a)                    Limit amount of the issuance: face value equivalent to five billion and eight hundred million Reais (BRL 5,800,000,000.00), which considers the New Notes issued in favor of Unsecured Creditors and Strategic Creditors with Conversion in accordance with Sections 4.3.3.3 and 4.3.3.4.

(b)                   Maturity: The Maturity Dates of New Notes is the tenth (10th) year after the Issuance Date of the Notes.

(c)                    Principal: The amount of the principal of New Notes issued will be paid in a single installment, its maturity date being on the last Business Day of the tenth (10th) year after the Issuance Date of the Notes.

(d)                   Interest: Ten percent (10%) per year in United States Dollars on the amount of the principal, as of the Ratification of the Plan, to be paid as of the 15th month counted from the Issuance Date, as follows:

(i)                  eight percent (8%) per year to be paid in cash on the last Business Day of the fifteenth (15th) month counted from the Issuance of the Notes, and the remaining 2% to be capitalized and paid as per item (iii) below;

(ii)                The amount corresponding to eight percent (8%) of the annual interest incurred after the fifteenth (15th) month and until the tenth (10th) year of the issuance of the Notes will be paid every twelve (12) months counted from the first payment of interest provided for in item (i) above, always on the last Business Day of the period in question, except for the last payment, which will be made on the Maturity Date; and

(iii)             The remaining two percent (2%) of the annual interest incurred during the ten (10) years after the Issuance Date of the Notes will be annually capitalized to the amount of the principal, and the first capitalization will occur on the last Business Day of the 15th month counted from the Issuance Date, and paid on the last Business Day of the tenth (10th) year after the Issuance Date of the Notes, so the balance of the principal in the end of the tenth (10th) year is the initial balance plus the capitalized interest of the period.

(e)                    Guarantee: New Notes will be fully secured by the pledge on eighty-nine million, six hundred and fifty-one thousand, two hundred and five (89,651,205) common shares issued by Pharol, SGPS S.A, indirectly held by Oi, in accordance with the terms and conditions set forth in the Share Pledge Agreement whose draft is Exhibit 4.3.3.3.1(e) of this Plan

(f)                     The Unsecured Creditors’ right to receive New Notes will always be limited to the percentage its respective Credit represents in the total sum of Unsecured Credits held by Unsecured Creditors that choose to receive payment of their Credits as per this Section 4.3.3.3.1.

(g)                   Other contractual conditions: the other conditions applicable to the New Notes issued under Section 4.3.3.3.1 are described in Exhibit 4.3.3.3.1.

4.3.3.3.2.   Convertible Debentures: Convertible Debentures will be issued in Reais in the unit face value equivalent to one hundred and thirty thousand United States Dollars (USD 130,000.00), with United States Dollars/Real exchange variation, and Unsecured Creditors must choose between Convertible Debentures 1 and Convertible Debentures 2 when choosing this payment option. The amounts in credits that fall short of the respective face values will be used by Oi for the issuance of additional Convertible Debentures 1 or Convertible Debentures 2, according to the option chosen by the Unsecured Creditor, the credit of which does not reach the face value, which will be delivered to the Commissioner for future disposal under Section 4.4. The issuance of Convertible Debentures will comply with the following terms and conditions:

(a)                    Oi will use its best efforts to create and register a DR Program of Convertible Debentures before CVM to enable the delivery of Convertible Debentures to Unsecured Creditors who choose to receive their respective credits as provided for in this Section 4.3.3.3.2. Should Oi fail to create and register a DR Program of Convertible Debentures, Unsecured Creditors that do not reside in Brazil, in order to subscribe to the Convertible Debentures, must make all registrations necessary before Brazilian authorities, in compliance with the applicable legislation, including opening an investment account in accordance with Resolution 4373, also complying with any other registration or enrollment that may be requested by the applicable legislation, until the date of subscription of the Convertible Debentures. Oi Group is not responsible for the Unsecured Creditors that do not reside in Brazil that are unable to subscribe, pay or receive the Convertible Debentures due to non-compliance with the requirements provided for in the applicable legislation to formalize the investment, including opening an Eligible 4373 Account.

(b)                   Limit amount of the issuance: The total face value of Convertible Debentures will be three billion Reais (BRL 3,000,000,000.00), which takes into consideration the Convertible Debentures issued in favor of Unsecured Creditors and Strategic Creditors with Conversion, in accordance with Sections 4.3.3.3 and 4.3.3.4.

(c)                    Maturity Date: The Maturity Date of the Convertible Debentures will be on the tenth (10th) year after the pay-in date.

(d)                   Convertibility: Convertible Debentures 1 will be converted up to one hundred and nineteen million, two hundred and thirty-five thousand, three hundred and seventy-nine (119,235,379) common shares issued by Oi, each one thousand Reais (BRL 1,000.00) on the pay-in date shall entitle to the conversion of thirty-nine (39) common shares issued by Oi. The Convertible Debentures 2 will be converted into up to two hundred twenty-five million, two hundred twenty-two thousand, three hundred eighty-two (225,222,382) common shares issued by Oi, each one thousand Reais (BRL 1,000.00) on the pay-in date shall entitle to the conversion of seventy-five (75) common shares issued by Oi. The Convertible Debentures 1 and the Convertible Debentures 2 may be converted in the manners set forth in Section 4.3.3.3.2(e) and (f) below, respectively, to the sole discretion of the Strategic Creditor with Conversion or Unsecured Creditor, as applicable.

(e)                    Convertible Debentures 1 Conversion Windows: (i) The first conversion window will be on the pay-in date; (ii) the second window will be six (6) months counted from the pay-in date; and (iii) the third and last conversion window will occur twelve (12) months counted from the pay-in date, it being certain that the conversion will not consider the proportional payment of interest.

(f)                     Convertible Debentures 2 Conversion Windows: The Strategic Creditors with Conversion or Unsecured Creditors, as the case may be, may decide on the conversion of their Convertible Debentures 2 (i) on the pay-in date; (ii) six (6) months counted from the pay-in date; and (iii) twelve (12) months counted from the pay-in date. The common shares issued by Oi as a result of the conversion of the Convertible Debentures 2, in compliance with the dates of request of conversion set forth in this clause, shall be delivered, respectively, until the last Business Day of (i) the twenty-fourth (24th) month after the pay-in date; (ii) the thirtieth (30th) month after the pay-in date; or (iii) the thirty-sixth (36th) month after the pay-in date.

(g)                   Convertible Debentures 1 Interest: Ten percent (10%) per year in Reais on the principal, as of the date of the Judicial Ratification of the Plan, which will be paid as of the fifteenth (15th) month counted from the pay-in date, as follows:

(i)Eight percent (8%) will be paid in cash, on the last Business Day of the fifteenth (15th) month counted from the pay-in date, and the remaining 2% will be capitalized and paid as per item (iii) below;

(ii)The amount corresponding to eight percent (8%) of the interest incurred after the fifteenth (15th) month and until the tenth (10th) year of the pay-in date will be paid every twelve (12) months counted from the first payment of interest provided for in item (i) above, always on the last Business Day of the relevant period, except for the last payment, which will be made on the Maturity Date; and

(iii) The remaining two percent (2%) of the annual interest incurred will be capitalized yearly to the amount of the principal, and the first capitalization will occur on the last Business Day of the 15th month counted from the pay-in date, and paid on the last Business Day of the tenth (10th) year after the pay-in date, so the balance of the principal in the end of the tenth (10th) year will be the initial balance in addition to the capitalized interest of the period.

(h)                   Convertible Debentures 2 Interest: Six percent (6%) per year in Reais on the principal, as of the date of the Judicial Ratification of the Plan, capitalized annually at the principal amount and paid on the last Business Day of the tenth (10th) year from the pay-in date.

(i)                     Guarantee: Convertible Debentures will be fully secured by the pledge on eighty-nine million, six hundred and fifty-one thousand, two hundred and five (89,651,205) common shares issued by Pharol, SGPS S.A, and indirectly held by Oi, in compliance with the terms and conditions set forth in the Share Pledge Agreement, the draft of which is Exhibit 4.3.3.3.1(e) of this Plan

(j)                     The Unsecured Creditors’ right to receive Convertible Debentures 1 and 2 will always be limited to the percentage its respective Credit represents in the total sum of Unsecured Credits held by Unsecured Creditors that choose to receive payment of their respective Credits as per this Section 4.3.3.3.2.

(k)                   Other contractual conditions: the other conditions applicable to the Convertible Debentures 1 and 2 issued under the terms of Section 4.3.3.3.2 are described in Exhibits 4.3.3.3.2 (Conv. Deb. 1) and 4.3.3.3.2 (Conv. Deb. 2), respectively.

(l)                     Preemptive Right: the issuance of Convertible Debentures 1 and 2 must abide by, as applicable, the preemptive right provided for in art. 171 and its paragraphs 2 and 3 of Law No. 6,404, dated December 15, 1976. Within this context, if the preemptive right is exercised by the shareholders of Oi, the amounts paid by them will be delivered to the holders of the Credits to be capitalized.

4.3.3.3.3.   The remaining balances of Unsecured Credits, as applicable, which are not used for the subscription of securities in accordance with Section 4.3.3.3 above due to the fact that the limit set forth in the referred Section 4.3.3.3 was reached, will be paid as per Section 4.3.3.5.

4.3.3.4.     Strategic Creditor with Conversion: The Unsecured Creditor that chooses to participate in the Restructuring with Conversion and signs a commitment for Oi’s capitalization, in the form of the capital increase provided for in Section 5.3 will receive, in compliance with the total limit of thirty-two billion, three hundred and thirty million Reais (BRL 32,330,000,000.00) in Unsecured Credits set forth in Section 4.3.3.3 above, a package of New Notes and Convertible Debentures 1 and 2 to be issued by Oi in accordance with Sections 4.3.3.3.1 and 4.3.3.3.2, above, and also the subscription bonuses as per Section 5.3, it being certain that the difference between the total amount of the Unsecured Credits submitted to the payment option set forth in this Section 4.3.3.4 and the global issuance price of New Notes and Convertible Debentures shall be the object of a waiver, under article 385 of the Civil Code. For all purposes, the waiver shall be applied first to the interest and, only subsequently, to the installment of the principal that composes the Unsecured Credits submitted to the payment option set forth in this Section 4.3.3.4 and each one million, three hundred and forty-eight thousand, eight hundred and five United States Dollars and twenty-four cents (USD 1,348,805.24) in Unsecured Credits, converted using the Conversion Exchange Rate, the Unsecured Creditor will receive:

(i)           New Notes issued at the global issuance price of three hundred and forty-three thousand, eight hundred and seventy-seven United States Dollars and seventy-eight cents (USD 343,877.78), which comprises the face value of two hundred and fifty-one thousand United States Dollars (USD 251,000.00), and the issuance premium of ninety-two thousand, five hundred and forty-four United States Dollars and forty-four cents (USD 92,544.44), justified by the attractiveness;

(ii.a)      a number of Convertible Debentures 1 issued at a global issuance price in Reais that is equivalent to one hundred and seventy-seven thousand, eight hundred and sixty-seven United States Dollars and eighty-two cents (USD 177,867.82) (converted by the Conversion Exchange Rate), which comprises the face value, in Reais, equivalent to one hundred and thirty thousand United States Dollars(USD 130,000.00), and an issuance premium, in Reais, equivalent to forty-seven thousand, eight hundred and sixty-seven Reais and eighty-two cents (USD 47,867.82), justified by the attractiveness; or

(ii.b)      a number of Convertible Debentures 2 issued at a global issuance price in Reais that is equivalent to one hundred and seventy-seven thousand, eight hundred and sixty-seven United States Dollars and eighty-two cents (USD 177,867.82) (converted by the Conversion Exchange Rate), which comprises the face value, in Reais, equivalent to one hundred and thirty thousand United States Dollars(USD 130,000.00), and an issuance premium, in Reais, equivalent to forty-seven thousand, eight hundred and sixty-seven Reais and eighty-two cents (USD 47,867.82), justified by the attractiveness; and

(iii)        the subscription bonus in Reais equivalent to six hundred and twenty-four thousand United States Dollars (USD 624,000.00).

4.3.3.5.     General Payment Method. The Unsecured Credits (or the respective and eventual remaining balances) indicated in Section 4.3.3.5.1 below will be paid as described below:

(a)                    Grace period: grace period of amortization of the principal and ten (10) years, from the dated of the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable.

(b)                   Installments: amortization of the principal in nine (9) annual and successive installments, with the first installment maturing on the last Business Day of the grace period referred to in item (a) of this Section 4.3.3.5, and the others on the same day in the subsequent years, as per the percentages described in the following table:

Years	Percentage of the amount to be amortized
11th and 12th	7.5%
13th and 14th	10.0%
15th to 19th	13.0%

(c)                    Interest/inflation adjustment: (i) TR + zero point five per cent (0.5%) per year, if the holder of Unsecured Credits opts for receiving the payment of its respective credits in Reais (or the respective and eventual remaining balances); and (ii) zero point five per cent (0.5%) per year, if the holder of Unsecured Credits opts for receiving the payment of its respective credits in United States Dollars or in Euros (or the respective and eventual remaining balances); incurred as of the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable, considering that the total amount of interest/inflation adjustment accumulated over the period will only be paid, collectively, with the last installment referred to in item (b) of this Section 4.3.3.5. In the case of Pre-Petition Creditors directed to this Section 4.3.3.5, the payment of its credits shall be carried out in its original currencies.

4.3.3.5.1.   Unless otherwise provided for in this Plan, the general payment method provided for in Section 4.3.3.5 applies to Unsecured Creditors, which Unsecured Credits cannot be paid through any of the other methods provided for in this Plan, notably if (i) the limits provided for each of the payment options set forth in Sections 4.3.3.1 to 4.3.3.3 above is reached, and if there still are remaining Unsecured Credit balances; or (ii) an Unsecured Creditor does not timely indicate the option to pay its Unsecured Credit, as per Section 4.6 below; or (iii) the Unsecured Creditor no longer falls into the Strategic Creditor with Conversion category; or (iv) the Unsecured Creditor is not eligible for any of the payment options provided for in Sections 4.3.3.1 to 4.3.3.4; or (v) Credits are increased under the terms of Section 4.10 below; (vi) Late Credits are qualified; or (vii) there is a remaining Court Deposit Unsecured Credit balance after the withdrawal of the respective Court Deposits, under Section 4.9; or (ix) the Strategic Creditor, in relation to the portion of its credit that does not fall into the form of payment of Section 4.3.3.7 below.

4.3.3.6.     Regulatory Agencies Pre-Petition Credits. The non-tax Regulatory Agencies Pre-Petition Credits, which the management now lies with the Federal Attorney-General’s Office, shall be paid in two hundred and forty (240) installments, and the first installment is equal to twenty per cent (20%) of the total amount, to be paid within sixty (60) days of the date of Judicial Ratification of the Plan (or of the publication of the rule that sets forth the same conditions described in this clause), by means of conversion into income of the cash sums deposited in court, to secure said credits, to be complemented, if necessary, by the payment of the outstanding balance of the first installment in Brazilian currency. The other two hundred and thirty-nine (239) monthly installments shall be adjusted pursuant to the IPCA variation and paid as of January 2018 or after ninety (90) days counted from the Judicial Ratification of the Plan, whichever occurs last, always on the last Business Day of each month.

4.3.3.6.1.   The other non-tax Regulatory Agencies Pre-Petition Credits, object of administrative investigation, due to being illiquid until the date of this Plan, shall be preferably paid pursuant to the applicable legislation, by means of the execution of Terms of Agreements, including ANATEL Resolution No. 629, of December 16, 2013 or, if it is not possible to execute them, on the terms of Section 4.3.3.5 of this Plan.

4.3.3.7.     Strategic Supplier Creditors. Considering the importance of maintaining the supply of goods and services to Oi Group, all Strategic Supplier Creditors that choose the payment option of their respective ME/EPP or Class III Unsecured Credits rather than those arising from loans or funding granted to Oi Group set forth in this Section through the electronic platform made available by Oi at the electronic address www.recjud.com.br shall be paid as described below, except for the provisions in Section 4.3.3.7.3 below:

4.3.3.7.1.   Up to the limit of one hundred and fifty thousand Reais (BRL 150,000.00), and always within the limit of the respective amounts of the ME/EPP or Class III Credits to said ME/EPP or Class III Unsecured Creditors, ME/EPP or Class III Credits held by the Strategic Supplier Creditors will be paid in one single installment on the twentieth (20th) Business Day after the date of the choice made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br.

4.3.3.7.2.   The balance of the ME/EPP or Class III Credits held by Strategic Supplier Creditors that remains after the payment made under the terms of Section 4.3.3.7.1 above, will be paid in two (2) equal and successive annual installments added by TR plus zero point five percent (0.5%) per year from the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable, considering that the first installment matures on the last Business Day of the first year after the date of the choice made by the respective Unsecured Creditor through the electronic platform made available by Oi at the electronic address www.recjud.com.br, and the second installment matures on the same day and month in the subsequent year.

4.3.3.7.3.   The following will be paid as per Section 4.3.3.5 above (i) the Strategic Supplier Creditor who, once requested by any of the Debtors, refuses to supply goods and/or services under the same terms and conditions practiced until the Request Date by the respective Strategic Supplier Creditor for the Debtors and (ii) credits held by ME/EPP or Class III Unsecured Creditors that do not derive from the supply of goods or services to Oi Group.

4.4.            Commissioner: The Unsecured Creditor, which the part of the credits does not reach the face value of the Convertible Debentures and that, as payment of its respective Unsecured Credit, wishes to receive the net product of the disposal of the Convertible Debentures issued by Oi upon the use of this installment of its Unsecured Credit according to Section 4.3.3.3.2 may appoint a Commissioner to be indicated by Oi, for the purposes and effects of Article 693 of the Civil Code, granting him/her the office and all necessary powers to (i) subscribe the Convertible Debentures in their own behalf, but to the benefit of the Creditor; (ii) dispose of the Convertible Debentures, publicly or privately, on any date; and (iii) at the exclusive discretion of the Commissioner, take any and all necessary or reasonable measures, including the closing of foreign exchange agreements and remittance of net funds appraised with the sale of the Convertible Debentures to the checking account indicated by the respective Unsecured Creditor.

4.5.            Mediation/Conciliation/Agreement with Creditors: As authorized by the Judicial Reorganization Court, the Debtors have offered to all Pre-Petition Creditors the option to adhere to the plan of Mediation/Conciliation/Agreement with Oi Group before the Creditors’ General Meeting. In accordance with the plan of Mediation/Conciliation/Agreement, the Debtors undertook to advance up to fifty thousand Reais (BRL 50,000.00) of their Credits, with the payment of two (2) installments as follows: (i) ninety percent (90%) of the total amount of the installment of the respective Credit to be paid within ten (10) Business Days after the signing of the agreement term within the scope of the Mediation/Conciliation/Agreement; and (ii) a remaining ten percent (10%) of the total amount of the installment regarding the respective Credit to be paid within ten (10) days after the Judicial Ratification of the Plan or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable.

4.5.1 For Pre-Petition Creditors who have chosen to adhere to the plan of Mediation/Conciliation/Agreement with Oi Group, the Debtors will comply with the terms set forth in Section 4.5 above, and they shall deposit the total amount of the second installment, in the amount corresponding to ten percent (10%) of the fifty thousand Reais (BRL 50,000.00), within ten days after the Judicial Ratification of the Plan, or the Acknowledgment of the Plan in the Creditor’s Jurisdiction, as applicable.

4.5.2 If the Pre-Petition Creditor who has decided to adhere to the plan of Mediation/Conciliation/Agreement with Oi Group holds a Pre-Petition Credit that exceeds fifty thousand Reais (BRL 50,000.00), the Debtors will pay the outstanding balance of the respective Pre-Petition Credit in accordance with the conditions applicable to the respective class of creditors and with the option chosen by the Pre-Petition Creditor, if applicable.

4.6.            Payment Option Choice. For the purposes of the provisions of Section 4, Pre-Petition Creditors must, within thirty (30) Business Days from the Judicial Ratification of the Plan, choose among the payment options of their respective credits referred to in this Plan, through the electronic platform made available by Oi at the electronic address www.recjud.com.br, as well as inform the details of the bank account to which the payment must be made, as applicable, and the Debtors will not be held liable for any noncompliance with the choice and information supplied through the electronic platform made available by Oi at the electronic address www.recjud.com.br, or by the untimely choice, in which case the Debtors will be released from the obligation of making the respective payment and the provisions of Section 9.4.1 below will be applied.

4.6.1.      Unless otherwise provided for in this Plan, taking into consideration the alternative nature of the payment options set forth in Section 4 above, the choice of each Pre-Petition Creditor must necessarily be restricted to only one of the referred options.

4.6.2.      The choice expressed by the respective Pre-Petition Creditor in the electronic platform made available by Oi at the electronic address www.recjud.com.br will be irrevocable and irreversible, and cannot be subsequently changed for any reason, except as expressly agreed to by the Debtors.

4.6.3.      A Pre-Petition Creditor who fails to choose the payment option of their respective credits in the electronic platform made available by Oi at the electronic address www.recjud.com.br within the term and in the manner set forth in this Plan will receive its respective Pre-Petition Credit as provided for in Section 4.3.3.5 above.

4.7.            Intercompany Credits:

4.7.1.      Intercompany Credits in Reais: The Debtors may agree on an alternative form to settle the Intercompany Credits in Reais, moreover, in accordance with their original terms and conditions, but not limited to the offsetting provided for by the law, in up to sixty (60) days counted from the Ratification of the Plan. Remaining Intercompany Credits in Reais will be settled as of ten (10) years after the end of the payment of the Credits set forth in Section 4.3.3.5, as follows:

(a)          Installments: amortization of the principal in nine (9) annual successive installments, the first becoming due on the last Business Day of the end of the term set forth in Section 4.7.1, and the others on the same day of the following years, in accordance with the percentages described in the table below:

Installments	Percentage of the sum to be amortized
1st and 2nd	7.5%
3rd and 4th	10.0%
5th to 9th	13.0%

(b)         Interest/inflation adjustment: TR + zero point five percent (0.5%) per year incurring as of the Judicial Ratification of the Plan; and the total amount of interest and inflation adjustment accrued in the period will only be paid jointly with the last installment mentioned in item (a) of this Section 4.7.1.

(c)           Intercompany Credits restructured in accordance with Section 4.7.1 may be settled, at Oi’s discretion, with alternative settlement forms, including the offsetting, as provided for by the law.

4.7.2.      Intercompany Credits in United States Dollars or Euros: The Debtors will settle the Intercompany Credits in United States Dollars or Euros as of ten (10) years after the end of the payment of the Credits set forth in Section 4.3.3.5, as follows:

(a)          Installments: amortization of the principal in nine (9) annual successive installments, the first becoming due on the last Business Day of the end of the term set forth in Section 4.7.2, and the others on the same day of the following years, in accordance with the percentages described in the table below:

Installments	Percentage of the sum to be amortized
1st and 2nd	7.5%
3rd and 4th	10.0%
5th to 9th	13.0%

(b)         Interest/inflation adjustment: zero point five percent (0.5%) a year incurring as of the Judicial Ratification of the Plan. The total amount of interest and inflation adjustment accrued during the period will only be paid jointly with the last installment mentioned in item (b) of this Section 4.7.2.

(c)           Intercompany Credits restructured in accordance with Section 4.7.2 may be settled, at Oi’s discretion, with alternative settlement forms, including but not limited to the offsetting, as provided for by the law.

4.8.            Non-liquidated Credits. Non-liquidated Credits are fully subject to the terms and conditions of this Plan and to the effects of the Judicial Reorganization. Once the Non-liquidated Credits are materialized and acknowledged as liquidated by a final and unappealable judicial or arbitration decision, or upon agreement between the parties, even as a result of a Mediation, provided that it is based on criteria established by the case law from the Superior Court of Justice or from the Federal Supreme Court, the Non-liquidated Credits will be treated as set forth in Section 4.9, unless otherwise set forth in this Plan.

4.9.            Late Credits. In case the Credits are acknowledged by final and unappealable judicial or arbitration decision, or upon agreement between the parties, after the date of presentation of this Plan to the Judicial Reorganization Court, they will be considered Late Credits and shall be paid in accordance with the classification and criteria set forth in this Plan regarding the class in which the Late Credits must be proved and included, provided that if Late Credits involve Unsecured Credits, their respective payment must be made in accordance with Section 4.3.3.5.

4.10.        Changes in the Credits Amount. In case of changes in the amount of any of the Credits already acknowledged and included in the Creditors’ List of the Bankruptcy Trustee by a final and unappealable judicial or arbitration decision, or upon agreement between the parties, the amount changed of the respective Credit must be paid under the terms set forth in this Plan, provided that, if a certain Unsecured Credit has been increased, the increased installment of the relevant Unsecured Credit shall be paid pursuant to Section 4.3.4.5.

4.11.        Credits Reclassification. If, by final and unappealable a judicial or arbitration decision, or upon agreement between the parties, the reclassification of any of the Credits is determined, and as a consequence of such decision/agreement it is included in a different class than the one appointed in the Creditors’ List of the Bankruptcy Trustee, the reclassified Credits shall be paid in accordance to the terms and conditions set forth in Section 4.3.3.5.

4.12.        Credits in Foreign Currency. In accordance with the provisions of art. 50, paragraph 2, of the LFR, the obligations and the Credits in foreign currency will be, as applicable and required pursuant to the terms of this Plan, converted into the domestic currency based on the Conversion Exchange Rate.

5.             FUNDS FOR THE PAYMENT OF CREDITORS

5.1.            Disposal of Assets. After the approval of the Plan, with the purpose of raising funds, Oi Group will be allowed to, regardless of a new approval by the Pre-Petition Creditors, dispose of the assets included in the permanent (noncurrent) assets of the Debtors listed in Exhibit 3.1.3 of this Plan, as well as of Non-Material Assets. Any other assets that are not Non-Material Assets and form an integral part of the permanent (noncurrent) assets of the Debtors shall only be disposed of and/or encumbered, collectively or individually, or even gathered in UPIs, provided that the respective disposal and/or encumbrance, as applicable, is, during the course of the Judicial Reorganization, preceded by (i) an assessment to be conducted by a first-class independent appraiser appointed by the Judicial Reorganization Court and, after, (ii) approval of the Judicial Reorganization Court.

5.1.1.      With the purpose of generating liquidity and improving their cash flow, the Debtors will use their best effort with the purpose of benefiting themselves from opportunities to participate of a consolidation phase of the Brazilian telecommunication market and of assets disposal, including those arising from eventual changes in the regulatory model, always in accordance with the provisions of Section 5.1 and pursuant to the interest of the Debtors themselves, regardless of compliance with obligations still pending towards creditors, which is the subject matter of the Judicial Reorganization Plan.

5.2.            Generation of Cash Sweep. With the purpose of accelerating the payment of its debts in the scope of RJ, in the first five (5) fiscal years as of the date of Judicial Ratification of the Plan and provided that the Minimum Cash Balance is reached, Oi Group will intend for its Unsecured Creditors and Secured Creditors an amount equivalent to 70% of the Net Revenue from the Sale of Assets, provided that such disposal of assets exceeds two hundred million United States Dollars (USD 200,000,000.00). As of the sixth (6th) fiscal year as of the date of the Judicial Ratification of the Plan, Oi Group will allocate to its Unsecured Creditors and Secured Creditors an amount equivalent to seventy percent (70%) of the Cash Balance that exceeds the Minimum Cash Balance.

5.2.1.      Distribution of Cash Sweep funds. The distribution of the amounts regarding the Cash Sweep described in Section 5.2 above will occur proportionally (pro rata) to the payment of Secured Creditors and Unsecured Creditors that choose to receive their Unsecured Credits under the terms of Sections 4.3.3.1, 4.3.3.2, 4.3.3.3, 4.3.3.4 and 4.3.3.5, as applicable, and as a consequence there will be a proportional reduction of the balances of the respective credits, and limited to the amount of the credit of each Secured Creditor and each Unsecured Creditor, as provided for in the Creditors’ List of the Bankruptcy Trustee. The remaining balance of Secured Creditors’  Secured Credits and Unsecured Creditors’ Unsecured Credits after the payment arising from the Cash Sweep will be calculated and adjusted under the terms of this Plan and its payment shall observe the provisions set forth in Section 4.2, Section 4.3 and their subsections, as applicable.

5.3.            Capital Increase Strategic Creditor with Conversion.

5.3.1.      Capitalization of cash and Credits in Capital Increase. As a measure to fulfill this Plan, Oi will perform the Capital Increase Strategic Creditor with Conversion, in compliance with the conditions set forth in this Section 5.3, in which, with due regard to the preemptive right of Oi’s shareholders, all Strategic Creditors with Conversion shall be authorized to participate. Subject to the execution of contractual instruments with the Strategic Creditors with Conversion, such creditors shall undertake to transfer to the Company, in the Capital Increase Strategic Creditor with Conversion, an amount in cash of, at least, three billion and five hundred million Reais (BRL 3,500,000,000.00).

5.3.2.      Structure of the Capital Increase Strategic Creditor with Conversion. The Capital Increase Strategic Creditor with Conversion will be made by means of the capitalization of Credits held by Strategic Creditors with Conversion in an amount equivalent to such Credits in the Creditors’ List of the Bankruptcy Trustee, upon the issuance, to the Strategic Creditors with Conversion, of a subscription bonus of shares issued by Oi.

5.3.3.      Preemptive Right. As per the terms of article 171, paragraph 2 of the Corporations Law, the shareholders of Oi will have the preemptive right to subscribe for the subscription bonus regarding the Capital Increase Strategic Creditor with Conversion, and the amounts paid by them related to the exercise of their preemptive right will be delivered to the Strategic Creditors with Conversion, in the proportion of their Credits.

5.3.4.      Amount of the Capital Increase: The total Amount of the Capital Increase Strategic Creditor with Conversion will be of, at least, seven billion and one hundred million Reais (BRL 7,100,000,000.00), by means of the issuance of Oi’s common shares for private subscription in Brazil. If it is paid in at the minimum amount, it shall be composed of an installment of three billion and five hundred million Reais (BRL 3,500,000,000.00) in cash and an installment of three billion and six hundred million Reais (BRL 3,600,000,000.00) in Credits capitalized by Strategic Creditors with Conversion.

5.3.5.      Exercise of the Bonus and Issuance Price. It will be possible to exercise the subscription bonus by means of a notice from Oi to its holders and from the fulfillment, or waiver, of certain conditions to be set forth in the contractual instruments that might be entered into with the Strategic Creditor with Conversion. The issuance price of the new shares to be issued in the Capital Increase Strategic Creditor with Conversion, upon exercise of the subscription bonus, will be determined in the contractual instruments to be entered into with the Strategic Creditor with Conversion, calculated as follows (considering the minimum increase amount): the product (i) of the applicable VWAP and (ii) of the Discount Factor, provided that, for the purpose of this clause, “Applicable VWAP” represents the lower weighted averages per volume of quotation of the common shares issued by Oi in the periods of fifteen (15) or forty-five (45) days immediately prior to the exercise of the subscription bonus; and “Discount Factor” shall be calculated in accordance with the following formula:

Days counted from the Ratification of the Plan <= 365: 142%

Days counted from the Ratification of the Plan > 365 and <= 730:

142% + (11.2% / 365) x (Days counted from the Ratification of the Plan – 365)

Days counted from the Ratification of the Plan > 730: 153.2% + (9.1% / 365) x (Days counted from the Ratification of the Plan – 730)

5.3.6.      Approval and Conditions for the Exercise of the Subscription Bonus: Observing the terms of the contractual instruments that might be executed with the Strategic Creditors with Conversion, the capitalization of the Credits upon issuance of the subscription bonus shall be the purpose of resolution by the competent bodies as soon as possible after the Judicial Ratification of the Plan.

5.3.7.      Limit date for conclusion and Break-up Fee: Observing the terms and conditions of the contractual instruments that might be executed with the Strategic Creditors with Conversion, if the Capital Increase Strategic Creditor with Conversion is not concluded until the Capital Increase Limit Date, the Strategic Creditors with Conversion will be entitled to a termination compensation (Break-up Fee), taking as basis the total amount of the Capital Increase Strategic Creditor with Conversion.

5.3.8.      Commitment Commission. Due to the individual commitment of each Strategic Creditor with Conversion of participating in the Capital Increase Strategic Creditor with Conversion in the amount of the Credits transferred by them, the Company will compensate all Strategic Creditors with Conversion that commit themselves to the Capital Increase Strategic Creditor with Conversion, considering as base their installment of the increase and during the period in which such commitment remains in full force. Thus, as consideration for the steady commitment made by the Strategic Creditors with Conversion regarding to the subscription and payment of the new shares issued in the Capital Increase Strategic Creditor with Conversion, as set forth in this Plan, Strategic Creditors with Conversion will be entitled to a compensation of eight per cent (8%) per year of the installment in cash of the Capital Increase Strategic Creditor with Conversion, due from the Judicial Ratification of the Plan, to be deposited into an escrow account and paid within (a) regarding the first period of 365 days in which the guarantee commitment remains existing, the first which occurs between (1) six (6) months counted from the Judicial Ratification of the Plan and (2) the date when both the New Notes and Convertible Debentures are actually paid-in and (b) regarding each new subsequent period of 365 days, the first day of such period.

5.3.9.      Anchoring Commission: To the Anchor Strategic Creditors, Oi shall pay a compensation that will be based on the amount of the installment in cash of the Capital Increase Strategic Creditor with Conversion. Thus, in addition to the remuneration provided for in Section 5.3.8, in exchange for the guarantee provided for the subscription and payment of the new shares issued in the Capital Increase Strategic Creditor with Conversion, as set forth in this Plan, the Anchor Strategic Creditors will be entitled to a compensation of six percent (6%) of the installment in cash of the Capital Increase Strategic Creditor with Conversion, deposited into an escrow account and due on the Judicial Ratification of the Plan.

5.3.10.  Other provisions: other provisions applicable to the Capital Increase Strategic Creditor with Conversion are described in the template contained in Exhibit 5.3.10.

5.3.11.  Oi will use its best efforts to create and register before CVM a DR Program representing the subscription bonuses issued in the Capital Increase Strategic Creditor with Conversion to enable the delivery of subscription bonus to Unsecured Creditors who choose to receive their credits as set forth in this Section 5.3. Should Oi fail to create and register the DR Program related to the subscription bonus, Unsecured Creditors that do not reside in Brazil, in order to subscribe the subscription bonus, must make all registration required before Brazilian authorities, pursuant to the applicable legislation, including the creation of an investment account in accordance with Resolution 4373, also complying with any other registration that may be requested by the applicable legislation, until the date of the subscription of the Subscription Bonus. Oi Group is not responsible for the Unsecured Creditors who do not reside in Brazil who are unable to subscribe, pay in or receive the subscription bonus due to the non-compliance with the requirements set forth in the applicable legislation to formalize the investment, including the creation of an Eligible 4373 Account.

5.4.            Additional Capital Increases. Oi will take all necessary measures and undertakes to call general shareholders’ meetings to resolve on the Additional Capital Increases, in the amount of two billion and five hundred million Reais (BRL 2,500,000,000.00), up to six (6) months after the Capital Increase Strategic Creditor with Conversion, according to the following conditions:

(a)               Oi will call, within sixty (60) days after the Judicial Ratification of the Plan, a general shareholders’ meeting regarding the Additional Capital Increase, in the total amount of one billion Reais (BRL 1,000,000,000.00); and

(b)              Oi will call, within six (6) months after the Capital Increase Strategic Creditor with Conversion, a general meeting on the Additional Capital Increase, regarding the remaining amount.

5.4.1.      The Additional Capital Increases shall be held under attractive conditions to enable the capitalization of funds necessary to carry out Oi Group’s activities.

5.4.2.      Preemptive Right. As set forth in article 171 of the Corporations Law, all Oi’s shareholders, during the performance of the Additional Capital Increases, will have the preemptive right to subscribe the shares to be issued, which might be assigned, pursuant to the practices and procedures usually observed in the market.

6.             CORPORATE REORGANIZATION

6.1.            In addition to the corporate reorganization transactions described in Exhibit 6.1, the Debtors will be authorized to perform corporate reorganization transactions, such as spin-off, consolidation, merger of one or more companies, transformation, dissolution, or winding up involving the Debtors themselves and/or any of their Affiliates, always with the purpose of optimizing their operations and improving their results, thus contributing to the fulfilment of the obligations set forth in this Plan, provided that such transactions observe all legal formalities and that these transactions do not imply on (i) a reduction or encumbrance of the assets held by Oi Group; (ii) an increase in its total indebtedness; and/or (iii) a Material Adverse Effect on the companies of Oi Group, unless the consequences referred to in items (i), (ii), and (iii) above are set forth in this Plan.

7.             ADDITIONAL OBLIGATIONS

7.1              Restriction to the Payment of Dividends

7.1.1        The Debtors shall not declare or pay any dividend, return on capital, or make any other payment or distribution on (or related to) the shares issued by themselves (including any payment related to merger or consolidation involving any Debtor), except for:

(a)          Dividends, return on capital or other distributions, according to Oi’s bylaws;

(b)          Dividends, return on capital or other distributions exclusively payable to the Debtors;

(c)           Dividends, distributions or returns on capital proportionally made to the Debtors, on one side, and to the minority holders of a Debtor’s share capital, on the other side (or at least proportionally to the minority shareholder)

(d)         Payments or distributions by any Debtor to dissident shareholders according to the applicable legislation related to the merger, consolidation, or acquisition, transactions carried out after the date of Judicial Ratification of the Plan; or

(e)          Any payment of dividends carried out according to this Plan or ordered by the applicable legislation.

7.1.2        The Debtors shall only perform any distribution of dividends to their shareholders in compliance with the provisions below:

(a)          until the 6th anniversary of the date of Judicial Ratification of the Plan, as applicable, the Debtors shall not carry out any payment of dividends;

(b)          after the sixth (6th) anniversary of the date of Judicial Ratification of the Plan, as applicable, the Debtors will be authorized to pay dividends only if the quotient of the consolidated net debt of Oi / EBITDA is equal or lower than two (2) after the end of the relevant fiscal year.

7.2              Suspension of Obligations. Beginning on the day of an Event of Suspension of Obligations and ending on a Date of Reversal (as defined below) (for the purposes of this clause, such period being referred to as “Suspension Period”), in regard to Pre-Petition Credits to be renegotiated and paid according to this Plan, the obligations listed below will no longer be applicable to the Pre-Petition Credits, to be renegotiated and paid according to this Plan (for the purposes of this clause, “Suspended Obligations”):

(i)     Early annual redemption with Generation of Cash Sweep;

(ii)  Restriction to the Payment of Dividends;

7.2.1        During any Suspension Period, no default or any breach of any clause will be considered as existing in accordance with this Plan. The Debtors shall be fully exempt from any liability for any actions or events taken or incurred during the Suspension Period, or even any contractual obligation prior to a Date of Reversal (as if, in such period, these actions, events or contractual obligations were permitted).

7.2.2        In any period of time, if two (2) rating agencies classify Oi with an investment grade and no default occurs, the obligations listed in Section 7.2 will be suspended (for the purposes of this clause, “Event of Suspension of Obligations”). If on any subsequent date (for the purposes of this Section, “Date of Reversal”) one (1) or both rating agencies cancel the investment grade or reduce the investment ratings of Oi below the investment grade, the suspended obligations will be applicable again.

8.             EFFECTS OF THE PLAN

8.1.            The Binding Nature of the Plan. As of the Judicial Ratification of the Plan, the provisions of this Plan bind the Debtors, their shareholders and partners, the Pre-Petition Creditors and their relevant successors and assignees, under the terms of art. 59 of the LFR.

8.1.1.      Approval of the Plan constitutes authorization and binding consent granted by Pre-Petition Creditors to enable the Debtors to, within the limits of the Law and the terms of this Plan, take any and all appropriate and required action to implement the measures provided for in this Plan, including (i) the obtainment of judicial, extrajudicial or administrative measure (whether according to any insolvency law or under the scope of any principal or incidental procedure) pending or to be initiated by the Debtors, any of the representatives of the Debtors or any representative of the Judicial Reorganization, in any jurisdiction that is not Brazil with the purpose of giving force, validity and effect to the Plan and its implementation; (ii) the establishment of procedures for (iii) Creditors who are non-residents of Brazil to express their choice with respect to the option for the payment of their respective Pre-Petition Credits, notwithstanding the provisions of Sections 4.6, 4.6.1, 4.6.2, and 4.6.3, (iv) the payment of the Credits held by the referred Creditors who are non-residents in Brazil, in the appropriate manner, as provided for in this Plan; and (v) to guarantee equal treatment of the Creditors, deduct the amounts of the Credits to be paid by the Debtors, under this Plan, to the Creditors, whether or not these Creditors are residents of Brazil, indicated in the Creditors’ List of the Bankruptcy Trustee, any and all amounts received by these creditors of the Debtors and/or resulting from any disposal, liquidation or foreclosure of their assets in other jurisdictions, as applicable.

8.1.1.1.     In the light of the foregoing, Creditors who approve the Plan expressly state that they undertake to approve any other instruments regarding a composition between creditors and any of the Debtors, to be submitted for approval by the creditors in any jurisdiction, including, but not limited to, a composition plan to be offered by any of the Debtors before the Dutch Courts, as well as to sign any and all instruments required to put said composition of creditors into effect.

8.2.            Novation. Unless otherwise provided in Section 8.2.1 below and specifically agreed to by the Secured Creditor and Oi Group, and in accordance with the provisions of Section 4.2.3, the Judicial Ratification of the Plan will imply the novation of the other Pre-Petition Credits, under the terms of art. 59 of the LFR, which will be paid as set forth in this Plan. Due to the novation, all obligations, contractual covenants, financial indexes, events of early termination, as well as other obligations and guarantees of any nature assumed or provided by the Debtors are terminated, and will be replaced, in all their terms (except as otherwise provided for in this Plan), by the provisions of this Plan.

8.2.1.      Considering the relevance of the guarantees in force provided by Oi Group’s companies in order to maintain the permits for the use of radiofrequency, as required by Governmental Authorities, as well as to maintain assets and rights required for the provision of services in the scope of said permits, it is hereby expressly excepted that such guarantees will not be affected by the novation provided for in Section 8.2, above.

8.3.            Termination of Claims. As of the Judicial Ratification of the Plan, while this Plan is being complied, and in accordance with the provisions of Sections 4.1.2 and 4.3.2, the Pre-Petition Creditors, except Labor Creditors, can no longer (i) file or proceed with any and all judicial actions or proceedings of any nature against the Debtors associated with any Pre-Petition Credit, except with regard to the provisions of art. 6, paragraph 1, of the LFR in relation to proceedings regarding Non-liquidated Credits; (ii) execute any judgment, judicial decision, or arbitration award against the Debtors associated with any Pre-Petition Credit; (iii) pledge or encumber any of Oi Group’s assets to satisfy their respective Pre-Petition Credits or practice any other constrictive acts against the assets of the Debtors; (iv) create, improve, or execute any collateral on the assets and rights of the Debtors to ensure the payment of the Pre-Petition Credit; (v) claim any right for the settlement of their respective Pre-Petition Credit against any credit owed to the Debtors; (vi) seek to meet their Pre-Petition Credit through any other means rather than those provided for in this Plan. With the Judicial Ratification of the Plan, all executions, among other remedies in course against Oi Group and regarding Pre-Petition Credits, will be terminated, and the judicial constrictions and pledges will be released, considering that the balance of the Court Deposits that have not been used in the payment of Creditors under the terms of Sections 4.1.2 and 4.3.2 above will also be released.

8.4.            Formalization of Documents, among Other Measures. Oi Group, the purchasers of any assets owned by any of the Debtors and the Creditors and their representatives and attorneys must practice all acts and sign all agreements, among other documents, which, in form and substance, are required or appropriate for compliance with and the implementation of the provisions of this Plan.

8.5.            Settlement. Payments made as set forth in this Plan will automatically discharge, proportionally to the amount effectively received and regardless of any additional formalities, the full, complete, irrevocable, and irreversible settlement of any and all Pre-Petition Credits against the Debtors, due to a primary or personal obligation, including with respect to the Financial Charges, so that the Pre-Petition Creditors can no longer file any claims against the Debtors, relatively to the Pre-Petition Credits, at any time, whether in court or out of court.

8.6.            Ratification of Acts. The Approval of the Plan by the Creditors’ General Meeting will imply the approval and ratification of all regular management acts practiced and measures taken by the Debtors in the course of the Judicial Reorganization, including, without limitations to, the acts required for restructuring in the manner proposed by this Plan, as well as all other acts and actions required for the full implementation and completion of this Plan and the Judicial Reorganization, which are expressly authorized, validated, and ratified for all legal purposes, including and especially articles 66, 74, and 131 of the LFR.

8.7.            Disclaimer and Waiver of Liability. As a result of the Approval of the Plan, Creditors expressly hold the Exempted Parties harmless from and against any and all liability for the regular management acts practiced and obligations assumed before or after the Request Date, including with respect to the restructuring provided for in this Plan, granting to the Exempted Parties comprehensive, public, general, irrevocable and irreversible settlement of all property, penal, and moral rights and intentions eventually arising from the referred acts, on any account.

8.7.1.      Approval of the Plan equally represents express and irrevocable waiver by Creditors, with respect to the Pre-Petition Credits, to any claims, actions, or rights to file, promote, or claim, whether in court or out of court, on any account and without exceptions or reservations, the reparation of damages and/or other actions or measures against the Exempted Parties with respect to the acts practiced and obligations assumed by the Exempted Parties, including by virtue and/or in the course of the Judicial Reorganization.

9.             Miscellaneous

9.1.            Conditions precedent. The effectiveness of this Plan is conditioned to (i) the Approval of the Plan; and (ii) the Judicial Ratification of the Plan, and the effectiveness of the implementation of the measures set forth in this Plan is conditioned to the compliance of the applicable legal, regulatory and statutory requirements and conditions.

9.2.            Positive and Negative Covenants. Through this Plan, the Debtors undertake to, during the Judicial Reorganization, (a) conduct the businesses of Oi Group according to the regular course of its operations; (b) observe all terms, conditions and limitations set forth herein; and (c) fulfill all obligations undertaken in this Plan.

9.2.1.      Without prejudice to the provisions of Section 9.2 above, the Debtors undertake to adopt the measures that are within their reach and are necessary for this Plan to be acknowledged as effective, enforceable and binding in the applicable foreign jurisdictions, to the extent that such acknowledgment is necessary for the implementation of the measures set forth in this Plan regarding the respective Creditors.

9.3.            Closing of the Judicial Reorganization. The Judicial Reorganization shall be terminated upon the verification of the compliance of all obligations set forth in the Plan that expire within two (2) years as of the Judicial Ratification of the Plan.

9.4.            Payment Methods. Except for Labor Creditors that are parties to Proceedings, who will always be paid upon judicial deposit in the case records of the respective judicial proceedings, except if there is a provision to the contrary in the Plan, the amounts owed to the Pre-Petition Creditors shall be paid through (a) the direct transfer of funds to the bank account of the respective Pre-Petition Creditor, through a credit order document (DOC) or electronic transfer of available funds (TED), (b) a Payment Order to be directly withdrawn from the teller of the financial institution by the respective Pre-Petition Creditor, as the case may be; the proof of said financial transaction can be used as proof of settlement of the respective payment; or even (c) other means necessary for the payment of Regulatory Agencies Pre-Petition Credits.

9.4.1.      The payments set forth in this Plan shall be carried out only after the availability and remittance by the Pre-Petition Creditors, with the exception of Labor Creditors that are parties in Proceedings, of their updated registration data and bank account information in the electronic platform that will be made available by Oi at the electronic address www.recjud.com.br. If the Pre-Petition Creditor does not make available and send said information in a timely manner so that the Debtors may make said payment, on the dates and within the terms set forth in this Plan, such non-performance will not be considered a non-compliance with the Plan. No fine, monetary adjustment or default charges shall be levied regarding the payments that are not made on the dates and within the terms set forth in the Plan due to the Pre-Petition Creditors not having made available and sent said information in a timely manner.

9.5.            Payment Dates. In case any payment or obligation set forth in this Plan should be performed or satisfied on a day other than a Business Day, said payment or obligation may be performed or satisfied, as the case may base, on the immediately subsequent Business Day, without this characterizing lack of punctuality of the Debtors or implying the assessment of Financial Charges. Similarly, regarding any payment obligations depending on acts that have not yet been performed, the Debtors shall exert all efforts to carry out the payments as soon as possible, according to the structure of this Plan.

9.6.            Communications. All notifications, requirements, requests and other communications to Oi Group, requested or permitted by this Plan, in order to be effective, shall be performed in writing and shall be considered performed when (i) sent by registered letter, return receipt requested, or by courier, and effectively delivered; or (ii) sent by e-mail with evidence of delivery, observing the following contact information:

Oi S.A.

Rua Humberto de Campos, 425

Protocolo – Recuperação Judicial

Leblon

Rio de Janeiro – RJ

CEP 22430-190

E-mail: rjoi@oi.net.br

9.7.            Severability of the Plan. In the event of any term or provision of the Plan is considered invalid, void or ineffective by the Judicial Reorganization Court, the validity and effectiveness of the remaining provisions shall not be affected, and the Debtors shall propose new provisions to substitute those declared invalid, void or ineffective, so as to maintain the purpose set forth in this Plan.

9.8.            Assignment of Credits. Except if provided otherwise in this Plan, the Creditors may assign their credits to other Creditors or to third parties, and the assignment shall only have effects provided that (i) the Debtors, the Bankruptcy Trustee and the Judicial Reorganization Court are informed; and (ii) the assignees sign a written statement attesting to the receipt of a copy of the Plan and acknowledging that the Credit will be subject to the provisions of the Plan.

9.9.            Applicable Law. The rights, duties and obligations arising herefrom shall be governed, interpreted and signed under the laws in force in the Federative Republic of Brazil, even if the Credits are governed by the laws of another jurisdiction and without the application of any rules or principles of private international law.

9.10.        Dispute Resolution and Jurisdiction. All controversies or disputes that arise or are related to this Plan, including Creditors’ claims related to the amount of their respective Pre-Petition Credits, may be previously submitted to the Mediation procedure, pursuant to the rules of the Chamber of Mediation and Arbitration of Fundação Getulio Vargas/RJ. If such controversies or disputes are not solved in Mediation, such controversies or disputes shall be solved (i) by the Judicial Reorganization Court, until the end of the Judicial Reorganization proceedings with the ratification decision made final and unappealable; and (ii) by any corporate court of the Central Courts of the City of Rio de Janeiro, after the end of the Judicial Reorganization proceedings with the ratification decision made final and unappealable.

The Plan is signed by Oi Group’s duly appointed legal representatives.

Rio de Janeiro, October 11, 2017.

_______________________________________________

Oi S.A. – under judicial reorganization

_______________________________________________

Telemar Norte Leste S.A. – under judicial reorganization

_______________________________________________

Oi Móvel S.A. – under judicial reorganization

_______________________________________________

Copart 4 Participações S.A. – under judicial reorganization

_______________________________________________

Copart 5 Participações S.A. – under judicial reorganization

_______________________________________________

Portugal Telecom International Finance B.V. – under judicial reorganization

_______________________________________________

Oi Brasil Holdings Coöperatief U.A.  – under judicial reorganization

Exhibit 1.1

Definitions

“Shareholders” means the direct or indirect shareholders of OI, including the individuals that are, directly or indirectly, controlling shareholders of OI and their successors in any manner.

“Shareholders’ Agreements” means the agreements entered between the Shareholders on the purchase and sale of shares issued by the Debtors, right of first refusal, exercise of the right to vote or the control power, which shall be observed by the company when filed in its principal place of business, pursuant to the terms of Article 118 of the Brazilian Corporations Law.

“Bankruptcy Trustee” means Escritório de Advocacia Arnold Wald, with a registered office at Av. Pres. Juscelino Kubitschek, 510, 8º andar, São Paulo- SP, CEP 04543-906, as appointed by the Judicial Reorganization Court, under the terms of the decision rendered on July 22, 2016.

“ADR” means American Depositary Receipts, a method through which OI’s shares are traded on the NYSE.

“Labor Attorneys” means the respective attorneys of the Court Deposits Labor Creditors constituted in the records, including those holding defeated party's fees.

“Affiliates” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control of this Person.

“ANATEL” means the National Telecommunications Agency [Agência Nacional de Telecomunicações], created by Law No. 9,472, dated July 16, 1997.

“Approval of the Plan” means the approval of this Plan by the Pre-Petition Creditors in the Creditors’ General Meeting, as per art. 45 or 58, paragraph 1 of the LFR. For the purposes of this Plan, the Approval of the Plan is considered to occur on the date of the Creditors’ General Meeting that approves the Plan. In case of approval under the terms of art. 58, paragraph 1 of the LFR, the Approval of the Plan is considered to occur on the date of the decision granting the Judicial Reorganization.

“Creditors’ General Meeting” means any general meeting of creditors under the terms of Chapter II, Section IV of the LFR.

“Non-Material Asset” means property or assets of any Debtor with Fair Market Value that does not exceed five percent (5%) of the item “Assets” of the consolidated annual financial statements of Oi for the previous fiscal year.

“Additional Capital Increase” means an additional capital increase with common shares, upon private subscription, in the amount of two billion and five hundred million Reais (BRL 2,500,000,000.00), and it may be carried out in one or more opportunities.

“Capital Increase Strategic Creditor with Conversion” means the capital increase upon private issuance (i.e., without registration before CVM) of new common shares, in accordance with the conditions provided for in Section 5.3.

“Governmental Authorities” means the government of the Federative Republic of Brazil or of any other jurisdiction or a political subdivision of it, including any federal, state, or local institution, agency, division, department, or body of this government, or a political subdivision of it, including the Public Prosecutor’s Office, the Federal Police, the Federal Revenue Office of Brazil, the National Institute of Social Security, the Central Bank of Brazil, the Securities and Exchange Commission, ANATEL, the Federal Accounting Court, any judicial, administrative or arbitration court or tribunal, any regulatory or self-regulatory entity.

“Broadband in Schools” means the program launched by the Federal Government through Decree 6,424/2008, which allows fixed telephony service companies to exchange the obligations of installing telephone service stations (PST, postos de serviços telefônicos) in the cities by installing a network infrastructure to support high-speed connection to the Internet in all Brazilian cities and the connection of all urban public schools with services provided at no cost until 2025.

“B3” means Bolsa, Brasil, Balcão.

“BNDES” means the Brazilian Economic and Social Development Bank [Banco Nacional de Desenvolvimento Econômico e Social].

“Brasil Telecom” means Brasil Telecom S.A., created from the privatization of the former state company Telecomunicações Brasileiras S.A., and which originated the current Oi Group.

“CAPEX” means the investments carried out to acquire physical assets or services that will expand Oi’s capacity (consolidating its controlled companies) to generate profit. It means capital expenditure.

“Civil Code” means Law No. 10,406, dated January 10, 2002.

“Commissioner” means a third party that may be timely indicated by Oi that, under Article 693 et seq. of the Civil Code, shall act on its own behalf, but to the benefit of the Unsecured Creditors who so choose, according to the terms and conditions of Section 4.4, for the exclusive purposes of implementing the provisions hereof.

“Eligible 4373 Accounts”: Are investment accounts held by foreign investors as per Resolution 4,373, issued by the Brazilian Central Bank on September 29, 2014, opened or that may be opened by Unsecured Creditors, in accordance with the legislation in force, before financial institutions that may be informed by Oi Group in due time in a communication or specific invitation to bid in order to enable the subscription of Convertible Debentures / subscription bonus, in due time and manner, as applicable. Eligible 4373 Accounts are and will be 4373 Accounts whose custodians determine that the Convertible Debentures / subscription bonus are qualified as an investment provided for by Resolution 4373, with zero tax rate of the Tax on Financial Operations (IOF) on effective or simultaneous exchange operations for funds to enter the Country, in compliance with the applicable regulations.

“Control” means, under the terms of art. 116 of Law 6,404/76, (i) the ownership of partner rights that ensure to its holder, on a permanent basis, the majority of the votes in the social deliberations and the power to elect the majority of the company managers; and (ii) the effective use of this power to direct social activities and guide the operation of the company’s bodies. The expressions and terms “Controller”, “Controlled by”, “under common Control”, and “Controlled Company” have the meanings logically arising from the definition of “Control”.

“Copart 4” means COPART 4 Participações S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 12.253.691/0001-14, with a registered office and a principal place of business at Rua General Polidoro, 99, 4º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004.

“Copart 5” means COPART 5 Participações S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 12.278.083/0001-64, with a registered office and a principal place of business at Rua General Polidoro, 99, 5º andar, parte, Botafogo, Rio de Janeiro-RJ, CEP 22280-004.

“Credits” means the Pre-Petition Credits and the Post-Petition Credits.

“Secured Credits” means the Pre-Petition Credits guaranteed by in rem rights, under the terms of art. 41, item II of the LFR.

“Class III Credits” means the Pre-Petition Credits provided for in arts. 41, item III, and 83, item VI of the LFR against the Debtors, held by Persons who are not any of the Debtors themselves.

“Pre-Petition Credits” means the credits and permanent injunctions subject to the effects of this Plan, whether matured or maturing, which respective agreements, obligations and/or triggering events occurred prior to the Request Date, regardless of whether or not they are included in the Creditors’ List of the Bankruptcy Trustee. Pre-Petition Credits are all Credits referred to in this Plan, regardless of their nature, with the exception of Post-Petition Credits.

“Regulatory Agencies Pre-Petition Credits” means non-tax Pre-Petition Credits held by regulatory agencies, including ANATEL.

“Post-Petition Credits” means the credits held against the Debtors that are not subject to the effects of this Plan due to the fact that (a) their triggering event occurred after the Request Date, or (ii) they meet art. 49, paragraphs 3 and 4 of the LFR, or any other legal standard that excludes them from the effects of this Plan.

“Non-liquidated Credits” means Pre-Petition Credits (i) under any judicial or arbitration proceeding, whether initiated or not, derived from any legal relationships and agreements existing on the Request Date; or (ii) in relation to which there is a pending matter for the resolution of a controversy or dispute; or (iii) those that, even if not falling into items (i) and (ii) above, are not included in the Creditors’ List of the Bankruptcy Trustee, for any reason.

“Intercompany Credits” means the Debtors’s credits derived from loans made among them as a way of managing cash and transfer of funds among the different companies that form Oi Group, including funds derived from transactions carried out in the international market by the Debtors.

“ME/EPP Credits” Means the Pre-Petition Credits held by micro and small businesses, defined in accordance with Complementary Law No. 123/2006, under the terms of art. 41, item IV of the LFR.

“Unsecured Credits” means the ME/EPP Credits, the Class III Credits and the Regulatory Agencies Pre-Petition Credits.

“Court Deposit Unsecured Credits” means the Court Deposit ME/EPP Credits and the Court Deposit Class III Credits.

“Late Credits” means those Pre-Petition Credits qualified after the publication of the Creditors’ List of the Bankruptcy Trustee on the official press as provided by article 7, paragraph 2 of the LFR.

“Labor Credits” means the Pre-Petition Credits arising from the labor legislation or resulting from a work accident, under the terms of art. 41, item I of the LFR.

“Fundação Atlântico Labor Credit” means the Labor Credit owned by Fundação Atlântico de Seguridade Social, private pension entity linked to Oi Group.

“Creditors” means all creditors referred to in this Plan.

“Secured Creditors” means the holders of Secured Credits.

“Pre-Petition Creditors” means the holders of Pre-Petition Credits.

“Post-Petition Creditors” means the holders of Post-Petition Credits.

“Strategic Supplier Creditors” means those Class III and/or ME/EPP Unsecured Creditors that maintain the goods and/or services supply to the Debtors, as applicable, without any unreasonable change in the terms and conditions practiced until the Request Date by the respective Class III Creditors with regard to the Debtors and that do not have any kind of on-going litigation against any of the COMPANIES UNDER REORGANIZATION, except for any incident related to the Judicial Reorganization Proceeding.

“Anchor Strategic Creditors” means those Strategic Creditors with Conversion that will undertake to guarantee the subscription of at least the minimum amount of the Capital Increase Creditor Strategic with Conversion, upon payment with their Credits and cash.

“Strategic Creditor with Conversion” means Unsecured Creditors that have financial capabilities and enter into agreements with Oi Group upon which the Unsecured Creditors have firmly assumed the commitment, among other obligations, to guarantee the subscription of the Capital Increase Strategic Creditor with Conversion, and to vote in favor of this Plan, as well as those that have chosen to restructure their Credits as provided for in Section 4.3.3.3.

“Unsecured Creditors” means the ME/EPP Unsecured Creditors and the Class III Unsecured Creditors.

“Class III Unsecured Creditors” means holders of Class III Credits.

“ME/EPP Unsecured Creditors” means holders of ME/EPP Credits.

“Court Deposits Strategic Unsecured Creditors” means the holders of Class III or ME/EPP Credits who, being aware that the existence of litigation against the Debtors incurs in spending funds and compromises the liquidity of Oi Group, expressly agree with the amounts of the respective Class III or ME/EPP Credits, as applicable, acknowledged by the Debtors, including those indicated in the List of the Bankruptcy Trustee, which in the latter case such Class III or ME/EPP Credit eventually becomes a Court Deposits Strategic Unsecured Creditor in accordance with Section 4.3.2.2, and waive the right to offer, propose, or proceed with credit actions, qualifications, divergences, objections, or any other measure (including appeals) which aim at increasing the amounts of their respective Class III or ME/EPP Credits, as applicable and as acknowledged by the Debtors, including those indicated in the List of the Bankruptcy Trustee, in the latter case, when said Class III or ME/EPP Credit eventually becomes a Court Deposits Strategic Unsecured Creditor in accordance with Section 4.3.2.2, and that they meet the provisions of Section 4.3.2.

“Late Creditors” means the holders of Late Credits.

“Labor Creditors” means the holders of Labor Credits.

“Court Deposits Labor Creditors” means the Labor Creditors who are parties to lawsuits involving the Debtors, in whose case records the Court Deposits have been made

“Issuance Date of Notes” means the date of issuance of New Notes.

“Request Date” means the date of the filing of the request for judicial reorganization, namely: June 20, 2016

“Capital Increase Limit Date” means the term of up to seven hundred and thirty (730) days as of the date of Judicial Ratification of the Plan for performance and conclusion of the Capital Increase Strategic Creditor with Conversion.

“Court Deposit” means the court deposits made by Oi Group within the scope of judicial actions of any nature, which will be used in the payment of particular credits, as set forth in this Plan.

“Consolidated Financial Expense” means, in any period, without duplicity, the sum of the consolidated expense with interest of Oi for the period of four quarters on any of their debts acquired through loans payable in cash (paid or capitalized) to the extent that such expense was deducted (and not added again) from the calculation of the consolidated operational result.

“Business Day” means any and every day rather than a Saturday, Sunday, or holiday in the city of Rio de Janeiro, State of Rio de Janeiro.

“United States Dollars” or “USD” means the currency of the United States of America.

“EBITDA” means, for the last four (4) and consecutive fiscal quarters of Oi, each an “accounting period”, the sum (without any duplicity) (i) of the result before the taxes on the consolidated profit for a certain accounting period (adjusted by the extraordinary profits or losses); (ii) of the following factors deducted for the purposes of determining the result before taxes on profit: (1) consolidated depreciation and amortization occurred in that same accounting period; (2) Consolidated Financial Expenses deducted from the consolidated financial revenues. It represents the routine EBITDA, as presented in the management report included in the consolidated financial statements of Oi.

“Material Adverse Effect” means, regarding any of the companies forming Oi Group, any change or effect that, both individually or jointly with other factors, have a material adverse effect on the financial situation and on the transactions made by the companies included in Oi Group as a whole, or a material adverse effect on the capacity of the companies included in Oi Group to implement, complete, and/or comply with any of the obligations under the terms of this Plan provided, however, that for the purposes of this definition, no change, effect, event or incident arises or results from any of the following situations, solely or combined, constitute or are taken into consideration in the determination that they have been or could be a Material Adverse Effect: (i) general changes, developments or conditions in any national, regional or global economy or in the industries in which the companies included in Oi Group operate, except as the companies included in Oi Group are disproportionally affected by such changes, developments or conditions; and (ii) financial conditions or other political or market condition in the country where the companies included in Oi Group operate.

“Financial Charges” means any inflation adjustment, interest, fine, penalty, indemnity, inflation, losses and damages, and/or late payment interest, among other charges of a similar nature.

“Bylaws” means the bylaws or a similar organizational document of OI, TELEMAR, OI MÓVEL, COPART 4, COPART 5, PTIF, and OI COOP and their Affiliates.

“Euro” or “EUR” means the currency of the European Union.

“Oi Group” means OI, TELEMAR, OI MÓVEL, COPART 4, COPART 5, OI COOP, and PTIF.

“Judicial Ratification of the Plan” means the judicial decision rendered by the Judicial Reorganization Court that granted the Judicial Reorganization, under the terms of art. 58, main paragraph or paragraph 1 of the LFR. For the purposes of this Plan, the Judicial Ratification of the Plan is considered to occur on the date of publication, on the official gazette, of the trial court decision granting the Judicial Reorganization, against which, after the expiration of the terms for the filing of the applicable appeals, no appeals with suspensive effect are pending judgment. In the event that the Plan is rejected in the trial court or in the appellate court, the Judicial Ratification of the Plan will be considered effective, respectively, on the date on which the eventual appellate court’s decision, or that of a higher court, is made available on the official gazette, whether of a trial court or the full appellate court – whichever occurs first – as deliberated, against which, after the expiration of the terms to file the applicable appeals, no appeals with suspensive effect are pending judgment.

“INSS” means the National Institute of Social Security, linked to the Ministry of Labor and Social Security.

“IPCA” means the Consumer Price Index, measured on a monthly basis by the IBGE (Brazilian Institute of Geography and Statistics).

“Judicial Reorganization Court” means the court of the 7th Commercial Court of the District of the Capital – RJ.

“Reports” means Oi Group’s economic and financial, and asset and property assessment reports, prepared under the terms of article 53, items II and III of the LFR.

“Law”: means any law, regulation, order, award, or decree issued by any Governmental Authority.

“Brazilian Corporations Law” means Law No. 6,404, dated December 15, 1976.

“General Telecommunications Law” means Law No. 9,472, dated July 16, 1997.

“LRF”: means Law No. 11,101, dated February 9, 2005.

“LIBOR” means the London Interbank Offered Rate for United States Dollars and Euros, published by Reuters (or a different commercially available source providing these rates), of six (6) months.

“Mediation/Conciliation/Agreement” means any proceeding to be filed under the terms of Law No. 13,140, dated June 26, 2015.

“Ministry of Communications” means the body of the Brazilian Executive Power created by Decree-Law No. 200, dated February 25, 1967, which regulates the telecommunication, postal, and broadcasting services.

“NYSE” means the New York Stock Exchange.

“OI” means OI S.A. – under judicial reorganization, a publicly held corporation, registered with the CNPJ/MF under No. 76.535.764/0001-43, with its registered office and principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070.

“Oi Coop” means OI BRASIL HOLDINGS COÃ–PERATIEF U.A. – UNDER JUDICIAL REORGANIZATION, a private legal entity organized and existing under the Laws of the Netherlands, registered with the CNPJ/MF under No. 16.770.090/0001-30, with a registered office in Amsterdam, Schiphol Boulevard 231, B tower, 5º andar, 1118 BH Schiphol, and principal place of business in the city of Rio de Janeiro - RJ.

“Oi Móvel” means Oi Móvel S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 05.423.963/0001-11, with a registered office at Setor Comercial Norte, Quadra 3, Bloco A, EdifÃcio Estação Telefônica, térreo (parte 2), BrasÃlia - DF, at Setor Comercial Norte, Quadra 3, Bloco A, EdifÃcio Estação Telefônica, térreo (parte 2), CEP 70.713-900.

“OPEX” means the result of the continuous costs that a company has to keep running. It means operational expenditure.

“Exempted Parties” means the Debtors, their Affiliates, controlled companies, subsidiary companies, associated companies, associated entities, and other companies in the same group, and their respective shareholders, directors, counselors, investors, employees, attorneys, advisors, agents, attorneys in fact, and representatives, including their predecessors and successors.

“Person” means any individual, firm, corporation, company, unincorporated association, partnership, trust, or other legal entity or responsible for administrative decision that is not the subject matter of questioning by the Judiciary Power.

“Class III or ME/EPP Joint Petition” means the joint petition to be presented under the terms of Section 4.3.2.5., in a form and with contents to be disclosed by the Debtors fifteen (15) days in advance of the date of the Creditors’ General Meeting convened to deliberate upon this Plan.

“Plan or PRJ” means this joint judicial reorganization plan, including all amendments, modifications, changes and complements, as well as all exhibits and documents referred to in the clauses of this Plan.

“General Plan of Universalization Goals” means the plans that provide for the universalization obligations, which are regularly reviewed through the issuance of decrees by the Federal Government (currently, PGMU III, approved by Decree No. 7,512, of June 30, 2011, is in effect and includes goals for the period between 2011 and 2016).

“General Plan of Concessions” means the plan that defined the regions and sectors for the concessions and authorizations of the Fixed Commuted Telephone Service instituted by Decree No. 6,654, of November 20, 2008.

“National Broadband Plan” means an initiative of the Federal Government created by Decree No. 7,175, of May 12, 2010, which main objective is to make the access to broadband Internet popular in the country, especially in areas lacking technology.

“Portugal Telecom” means Portugal Telecom, a Portuguese telecommunications company.

“Proceedings” means any and all litigations, at a judicial, administrative, or arbitration sphere (in any phase, including the execution/satisfaction of the judgment) in course on the Request Date involving a discussion associated with any of the Pre-Petition Credits before the Judiciary Power or the Arbitration Court, as applicable, including labor claims.

“DR Program” means the depositary receipts program issued abroad by a depositary institution.

“PTIF” means Portugal Telecom International Finance B.V. – under judicial reorganization, a private legal entity organized and existing under the Laws of the Netherlands, with its registered office in Amsterdam, Naritaweg 165, 1043 BW, and principal place of business in the city of Rio de Janeiro - RJ.

“Real”: means the local currency in the Federative Republic of Brazil.

“Net Revenue from the Sale of Assets” means the funds with the disposal of net assets of the direct costs related to such transaction (including costs with legal, accounting and financial consultancy, commission and sales) and any relocation of debts incurred and taxes and fees paid or to be paid as a result of the respective disposal of assets

“Acknowledgement of the Plan in the Creditor’s Jurisdiction” means any judicial decision or court order required for the Plan to produce its regular effects in the jurisdiction applicable to the Creditor in point.

“Judicial Reorganization” means this judicial reorganization proceeding, under No. 0203711-65.2016.8.19.0001, pending in the Judicial Reorganization Court.

“Debtors” means Oi, Telemar, Oi Móvel, Copart 4, Copart 5, Oi Coop, and PTIF.

“Regions I, II, and III” means the regions of the Brazilian territory divided by the General Plan of Concessions for concessions and authorizations of the Fixed Commuted Telephone Service, considering that Region I comprises 16 states located in regions North, Northeast, and Southeast of Brazil, Region II comprises the Federal District and nine states located in regions North, Midwest, and South, and Region III comprises the State of São Paulo.

“Creditors’ List of the Bankruptcy Trustee” means the list of creditors prepared by the Bankruptcy Trustee in accordance with article 7, paragraph 2 of the LFR.

“Corporate Reorganization” means the corporate reorganization to be made under the terms of Section 6 of this Plan.

“Cash Balance” means the sum of the following accounts of the consolidated balance sheet: 1.01.01 Cash and Cash Equivalents; 1.01.02 Financial Investments; and 1.02.01.01 Fair Value Financial Investments, calculated in the Standardized Financial Statements – Oi’s DFPs.

“Minimum Cash Balance” in relation to any fiscal year, means the greatest between: (i) 25% of the OPEX + CAPEX of the respective fiscal year, calculated annually based on the consolidated annual financial statements of Oi for the respective fiscal year or (ii) five billion Reais (BRL 5,000,000,000.00). Additionally, any funds derived from Capital Increases will be added to the calculation of the Minimum Cash Balance.

“Exchange Rate” means, for any event (except in the cases of Conversion Exchange Rate and Voting Exchange Rate), the closing rate for sale of United States Dollars/Real and Euro/Real, as applicable, published by the Brazilian Central bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it, and the sale closing rate for sale of Euro/United States Dollars, published on Bloomberg’s information system.

“Conversion Exchange Rate” means the closing rate for sale on the Business Day immediately before the date the Judicial Reorganization Plan is filed, of United States Dollars/Real and Euro/Real, as applicable, published by the Brazilian Central Bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it, and the sale closing rate for sale on the Business Day immediately before the date the Judicial Reorganization Plan is filed, of Euro/United States Dollars, published on Bloomberg’s information system.

“Voting Exchange Rate” means the closing rate for sale on the Business Day immediately before the Creditors’ General Meeting that deliberates on the Approval of the Plan, of United States Dollars/Real and Euro/Real, as applicable, published by the Brazilian Central Bank on its website, on the section Quotations and Bulletins, option “Closing Quotations of All Currencies on one Date”, or any other rate that may replace it.

“Telemar” means Telemar Norte Leste S.A. – under judicial reorganization, a closely held corporation, registered with the CNPJ/MF under No. 33.000.118/0001-79, with its registered office and principal place of business at Rua do Lavradio nº 71, Centro, Rio de Janeiro - RJ, CEP 20230-070.

“TR” means the reference rate instituted by Law No. 8,177/91, as calculated and disclosed by the Central Bank of Brazil, which the product will be accrued to the balance of the face value of the Credit for purposes of the calculation of the pecuniary amount of the obligations provided for in this Plan, and which will be owed on the payment dates set forth herein. In case of temporary unavailability of the TR, the last index-number disclosed, calculated on a pro rata temporis basis for Business Days, will be used to replace it, considering that no financial compensations will be applicable upon the disclosure of the appropriate index-number. In the absence of the calculation and/or disclosure of the index-number for a period longer than five (5) Business Days after the date expected for its disclosure, or even in case of its termination by legal requirement or court order, the TR must be replaced by a substitute legally determined for such.

“UPI” means the isolated production sites to be disposed of under the terms of article 60 of the LFR.

“Fair Market Value” means, regarding any asset, the price (which, for clarification, shall consider any liability associated with the related asset) that would be paid by a willing buyer to a willing seller not affiliated in a commercial transaction that does not involve the arrest of assets or coercion from any part, determined in good faith the Board of Directors of Oi.

EXHIBIT 2.6

REPORTS

EXHIBIT 3.1.3

Assets

Direct or indirect disposal of the following assets:

UNITEL S.A., an Angolan company with tax identification number 5410003144, registered before the Commercial Registry of Luanda under number 44/199, headquartered in Talatona, Sector 22, via C3, EdifÃcio UNITEL, Luanda Sul, Angola.

BRASIL TELECOM CALL CENTER S.A., a corporation enrolled in the CNPJ/MF under No. 04.014.081/0001-30, registered before the Commercial Registry of the State of Goiás under NIRE 53 3 0000758-6, headquartered at Rodovia BR 153, Km 06, S/N, Bloco 03, Vila Redenção, in the City of Goiânia, State of Goiás, CEP 74.845-090;

TIMOR TELECOM, S.A., corporation, collective entity No. 1014630, registered with the National Administration of Domestic Trade under No. 01847/MTCI/XI/2012, with its principal place of business at Rua Presidente Nicolau Lobato, Timor Plaza, 4º andar, in Dili, Timor Leste.

The formalization of the disposal of assets located at the addresses listed below is subject to prior verification regarding the lack of impediment or prohibition of an administrative or judicial nature:

·         BR 101 KM 205 (Barreiros/Almoxarifado), in the State of Santa Catarina and registered under enrollment No. 40564;

·         Av Madre Benvenuta, in the State of Santa Catarina and registered under enrollment No. 48391;

·         Rua Cel Genuino, in the State of Rio Grande do Sul and registered under enrollment Nos. 8.247, 24.697, 24.698, 24.699, 11.046, 11.047;

·         Av. Joaquim de Oliveira, in the State of Rio Grande do Sul and registered under enrollment No. 114.947;

·         Avenida Lauro Sodre nº 3290, in the State of Rondônia and registered under enrollment No. 24743;

·         Rua Gabriel de Lara, in the State of Paraná and registered under enrollment No. 16059;

·         Rua Neo Alves Martins nº 2263, in the State of Paraná and registered under enrollment No. 58948;

·         Travessa Teixeira de Freitas nº 75 (Complexo Merces F), in the State of Paraná and registered under enrollment Nos. 36731, 36732, 36733, 36734, 36735, 36736, 36737, 36738, 36739, 36740 and 36741;

·         Avenida Teixeira de Freitas nº 141 (Complexo Merces G), in the State of Paraná and registered under enrollment No. 15049;

·         Rua Visconde Nacar nº 234 (Complexo Merces B), in the State of Paraná and registered under enrollment No. 26912;

·         Rua Visconde do Rio Branco nº 397 (Complexo Merces A), in the State of Paraná and registered under enrollment No. 13940;

·         Avenida Goias, in the State of Goiás and registered under enrollment Nos. 42.041 and 42.042;

·         Avenida Getulio Vargas S/N, in the State of Roraima and registered under enrollment Nos. 46.241, 46.242, 46.243 and 46.244;

·         Rua Sabino Vieira / Rua Chaves De Faria nº 85/ R.S.L. Gonzaga nº 275, in the State of Rio de Janeiro and registered under enrollment No. 55316;

·         Rua Dr. Miguel Vieira Ferreira (Rua Uranos 1139), in the State of Rio de Janeiro and registered under enrollment No. 51186;

·         Estr. Pau da Fome nº 2716, in the State of Rio de Janeiro and registered under enrollment No. 105885;

·         Avenida Nossa Senhora de Copacabana n° 462 A, lj e, s/lj, in the State of Rio de Janeiro and registered under enrollment No. 67704;

·         Rua dos Limoeiros nº 200, in the State of Rio de Janeiro and registered under enrollment No. 10409;

·         Camaragibe - Estrada de Aldeia - Km-125, in the State of Pernambuco and registered under enrollment No. 2503;

·         Rua do Principe nº 156 e nº 120, in the State of Pernambuco and registered under enrollment No. 24857;

·         Rua Itambe nº 200, in the State of Minas Gerais and registered under enrollment No. 38227;

·         Rua Vitorio Nunes Da Motta nº 220, Enseada do Suá in the State of EspÃrito Santo and registered under enrollment No. 52265;

·         Rua Silveira Martins, Cabula, nº 355, in the State of Bahia and registered under enrollment No. 76908;

·         Rua Prof. Anfrisia Santiago nº 212, in the State of Bahia and registered under enrollment No. 12798;

·         Avenida Getulio Vargas - BL. A, nº 950, in the State of Amazonas and registered under enrollment No. 14610;

·         Rua Goias, S/N, Farol, in the State of Alagoas and registered under enrollment No. 75071.

·         Rua Zacarias da Silva, Lote 2, Barra da Tijuca (Alvorada), in the City and State of Rio de Janeiro and registered under enrollment No. 381171;

·         Rua Senador Pompeu, nº 119 - 5º andar, Centro, in the City and State of Rio de Janeiro and registered under enrollment No. 106766;

·         Rua Alexandre Mackenzie, nº 75, Centro, in the City and State of Rio de Janeiro and registered under enrollment Nos. 274011, 274012, 274013, 274014, 274015, 274039, 274040, 274041, 274042;

·         Rua do Lavradio, nº 71, Centro (Arcos), in the City and State of Rio de Janeiro and registered under enrollment No. 70149;

·         Rua Araribóia, nº 140, São Francisco, in the City of Niterói, State of Rio de Janeiro, and registered under enrollment No. 10770;

·         Rua Assai, s/n, Jardim Pindorama, in the City of São Félix do Araguaia, State of Mato Grosso, and registered under enrollment No. 3825;

·         Rua Sena Madureira, nº 1070, in the City of Fortaleza, State of Ceará, and registered under enrollment No. 1409;

·         Rua Manoel P. da Silva (Cap. Pereirinha, S/N), in the City of Corumbá, State of Mato Grosso do Sul, and registered under enrollment Nos. 24.969, 24.970, 24.971, 24.972 and 24.973;

·         Av Nicanor de Carvalho, nº 10, in the City of Corumbá, State of Mato Grosso do Sul, and registered under enrollment No. 12295;

·         Pq. Triunfo de Cotegipe, S/N – João Dantas, in the City of Alagoinhas, State of Bahia, and registered under enrollment No. 775;

·         Estrada Velha do Amparo, KM 4, in the City of Friburgo, State of Rio de Janeiro, and registered under enrollment No. 5283;

·         Av. Prudente de Morais, nº 757 B, Bairro Tirol, in the City of Natal, State of Rio Grande do Norte, and registered under enrollment No. 28639;

·         Av. Afonso Pena, nº 583, in the City of Manaus, State of Amazonas, and registered under enrollment No. 7496;

·         Rua Leitão da Silva, nº 2.159, Itararé (CONJED), in the City of Vitória, State of EspÃrito Santo, and registered under enrollment Nos. 46.977 and 46.978;

·         BLOCO C, QUADRA 02, SETOR COMERCIAL CENTRAL, Planaltina, in the City of BrasÃlia, Distrito Federal, and registered under enrollment No. 801;

·         Rua Padre Pedro Pinto nº1460, Venda Nova (ISFAP), in the City of Belo Horizonte, State of Minas Gerais, and registered under enrollment No. 4187;

·         Rua 2 De Setembro, nº 733, Campo De Futebol, in the City of Blumenau, State of Santa Catarina, and registered under enrollment No. 598;

·         BR 116, KM 159, Rua Cel Antônio Cordeiro, 3950, Altamira, in the City of Russas, State of Ceará, and registered under enrollment No. 180;

·         Rua Correa Vasques,69, Cidade Nova, in the City and State of Rio de Janeiro and registered under enrollment Nos. 40962, 40963, 40964, 40965, 40966, 40967, 40968, 40969, 40970, 40971, 40972, 41190;

·         Rua Walter Ianni, Anel Rodoviário, KM 23,5 - Bairro Aarão Reis/São Gabriel (PUC MINAS), in the City of Belo Horizonte, State of Minas Gerais, and registered under enrollment No. 27601;

EXHIBIT 4.2.4

SECURED CREDITS

EXHIBIT 4.3.3.1

RESTRUCTURING WITHOUT CONVERSION I

EXHIBIT 4.3.3.2(A1)

RESTRUCTURING WITHOUT CONVERSION II – CREDITS IN REAIS

EXHIBIT 4.3.3.2(A2)

RESTRUCTURING WITHOUT CONVERSION II – CREDITS IN REAIS

EXHIBIT 4.3.3.2(B)

RESTRUCTURING WITHOUT CONVERSION II – CREDITS IN UNITED STATES DOLLARS

EXHIBIT 4.3.3.3.1 (E)

SHARE PLEDGE AGREEMENT OF PHAROL

EXHIBIT 4.3.3.3.1

RESTRUCTURING WITH CONVERSION – NEW NOTES

EXHIBIT 4.3.3.3.2 (CONV. DEB. 1)

RESTRUCTURING WITH CONVERSION – CONVERTIBLE DEBENTURES 1

EXHIBIT 4.3.3.3.2 (CONV. DEB. 2)

RESTRUCTURING WITH CONVERSION – CONVERTIBLE DEBENTURES 2

EXHIBIT 5.3.10

PSA

EXHIBIT 6.1

Corporate Reorganizations

·         Merger of Oi Internet S.A into Oi or Telemar or Oi Móvel;

·         Merger of Oi Móvel S.A. into Telemar or Oi;

·         Merger of Telemar into Oi.

·         Merger of Paggo Administradora Ltda. into Oi Móvel;

·         Merger of Brasil Telecom Comunicação MultimÃdia Ltda. into Telemar or Oi;

·         Business Combination with the purpose of consolidating the Brazilian market;

·         Merger of Copart 4 into Telemar;

·         Merger of Copart 5 into Oi;

·         Merger or transfer of assets of SEREDE – Serviços de Rede S.A. in one or more Debtors;

·         Merger or transfer of assets of Rede Conecta Serviços de Rede S.A. in one or more Debtors;

·         Any reorganization that does not cause a Material Adverse Effect on the companies included in Oi Group and that does not materially change the nature of the businesses of the companies included in Oi Group;

91